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                              MERGER AGREEMENT AND


                             PLAN OF REORGANIZATION


                                  BY AND AMONG



                            SILICON LABORATORIES INC.



                                KARST CORPORATION



                                       AND



                             KRYPTON ISOLATION, INC.



                            Dated as of June 22, 2000

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                              MERGER AGREEMENT AND

                             PLAN OF REORGANIZATION

        This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of June 22, 2000, by and among Silicon Laboratories Inc., a Delaware corporation ("ACQUIROR"), Karst Corporation, a California corporation and wholly-owned subsidiary of Acquiror (the "MERGER SUB"), and Krypton Isolation, Inc., a California corporation ("TARGET"), and, with respect to Section 7.2 only, Charles Welch as Shareholder Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                    RECITALS

                A. The board of directors of each of Acquiror, Merger Sub and Target believe it is in the best interests of Acquiror, Merger Sub and Target (as applicable) and their respective stockholders that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "MERGER") and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

                B. Pursuant to the Merger, among other things, (i) all of the shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a combination of shares of common stock, par value $0.0001 per share, of Acquiror ("ACQUIROR COMMON STOCK") and cash in the manner set forth herein and
(ii) all Target Options outstanding immediately prior to the Effective Time (whether vested or unvested) will be assumed by Acquiror and will become exercisable for Acquiror Common Stock, in each case on the terms and subject to the conditions set forth herein.

                C. As a condition and an inducement to the willingness of Acquiror to enter into this Agreement, certain shareholders of Target have concurrently herewith entered into Support Agreements with Acquiror in substantially the form attached hereto as Exhibit A ("SUPPORT AGREEMENTS").

                D. Target and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

                NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound hereby, the parties agree as follows:

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                                   ARTICLE 1
                                   THE MERGER

        1.1 THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the California Code; Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

        1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6 (the date upon which the Closing actually occurs is referred to herein as the "CLOSING DATE.") The Closing shall occur at 1:00 p.m., Austin, Texas time, on the Closing Date at the offices of Brobeck, Phleger & Harrison, 301 Congress, Suite 1200, Austin, Texas, unless another place or time is agreed to by the parties hereto. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a California Agreement of Merger (or like instrument), in a form mutually agreed to by Acquiror and Target (the "CALIFORNIA AGREEMENT OF MERGER"), with the Secretary of State of the State of California in accordance with the relevant provisions of the California Code, and shall make all other filings or recordings required under the California Code. The Merger shall become effective at such time as the California Agreement of Merger has been accepted by the Secretary of State of the State of California, or at such later time as is agreed by Acquiror and Target and specified in the California Agreement of Merger (the time the Merger becomes effective in accordance with the foregoing being referred to herein as the "EFFECTIVE TIME").

        1.3 EFFECT OF THE MERGER ON CONSTITUENT CORPORATIONS. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the California Agreement of Merger and the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and Target shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        1.4   CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING
CORPORATION.

              (a) At the Effective Time, the articles of incorporation of Target, as in effect immediately prior to the Effective Time (and as may be amended by the California Agreement of Merger), shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by such articles of incorporation, the by-laws of the Surviving Corporation and applicable law.

              (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation of the Surviving Corporation and applicable law.

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        1.5   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The
directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation.

        1.6 TOTAL MERGER CONSIDERATION; EFFECT ON OUTSTANDING SECURITIES OF TARGET AND MERGER SUB.

              (a) The total consideration to be issued or paid by Acquiror in exchange for all of the Target Capital Stock and all of the unexercised Target Options outstanding immediately prior to the Effective Time shall consist of the Acquiror Common Stock Consideration and the Cash Consideration (the "Total Merger Consideration"), and shall be subject to reduction for Dissenting Shares and, in the case of the Acquiror Common Stock Consideration, for fractional shares in accordance with Section 1.9 hereof. Except as provided in clause (i) of the definition of Acquiror Common Stock Consideration in Section 10.1, no adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of any consideration (in any form whatsoever) received by Target from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Target Options or Target Warrants. At least one day prior to Closing, Target shall provide to Acquiror a schedule setting forth all holders of Target Capital Stock (including shares of Target Common Stock for which all Target Warrants shall have been exercised as required by Section 6.3(n)), Target Options and Target Restricted Stock as of the Closing Date and identifying any Dissenting Shares as of the Closing Date and the holders thereof, and which shall contain such information in such format as shall reasonably be requested by Acquiror (which, at a minimum, shall include the information required in Section 2.3 of the Target Disclosure Schedule), and such schedule shall be certified as complete and correct by the Chief Executive Officer and the principal accounting officer of Target.

              (b) CONVERSION OF TARGET CAPITAL STOCK. Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Capital Stock to be cancelled pursuant to Section 1.6(c) and any Dissenting Shares (as provided in Section 1.10)) will be cancelled and extinguished and each share of Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock and Target Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive (i) that number of shares of Acquiror Common Stock equal to the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio or the Target Common Stock Exchange Ratio, as the case may be, and (ii) an amount of the Cash Consideration equal to the Series A Cash Consideration, the Series B Cash Consideration, the Series C Cash Consideration or the Target Common Stock Cash Consideration, as the case may be (rounded up to the nearest whole cent).

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              (c) CANCELLATION OF TARGET-OWNED STOCK. Each share of Target
        Capital Stock owned by Target immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Target.

              (d) CAPITAL STOCK OF MERGER SUB. Each share of Merger Sub Common Stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (e) TARGET OPTIONS. Each unexpired and unexercised Target Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be, in connection with the Merger, assumed by Acquiror and substituted for an option under the Acquiror's 2000 Stock Incentive Plan and, immediately following the Effective Time, the Target Stock Plan shall terminate. Each Target Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Target Option immediately prior to the Effective Time with respect to vesting and repurchase rights, and in addition, (i) such Target Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole number of shares of Acquiror Common Stock) and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio (rounded up to the nearest whole cent).

              (f) RESTRICTED STOCK. Acquiror shall assume Target's obligations, and shall be assigned Target's repurchase rights and purchase options, under any Restricted Stock Purchase Agreements, the terms and conditions of which, including restrictions on Target Restricted Stock, shall continue in full force and effect after the Effective Time until such restrictions lapse pursuant to the terms of such agreements; PROVIDED that to the extent that any such terms and conditions conflict with the terms and conditions of the Acquiror's 2000 Stock Incentive Plan, the terms and conditions of Acquiror's 2000 Stock Incentive Plan shall control.

        1.7 RESERVATION OF SHARES. Acquiror will reserve sufficient shares of Acquiror Common Stock for issuance pursuant to Target Options assumed by Acquiror pursuant to this Article 1.

        1.8 ADJUSTMENTS TO EXCHANGE RATIOS. The Exchange Ratios shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Acquiror

Common Stock or Target Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock the effective date of which occurs after the date hereof and prior to the Effective Time.

        1.9 FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall be entitled to receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

        1.10   DISSENTING SHARES.

              (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive the applicable Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

              (b) Notwithstanding the provisions of Section 1.10(a) above, if any holder of shares of Target Capital Stock who demands appraisal of such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender to the Exchange Agent of the certificate representing such shares in accordance with Section 1.11 of this Agreement.

              (c) Target shall give Acquiror (i) prompt notice of its receipt of any written demands for appraisal of any shares of Target Capital Stock, withdrawals of such demands, and any other notices or instruments delivered to Target relating to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal of Target Capital Stock. Target shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal of Target Capital Stock or offer to settle or settle any such demands.

        1.11   EXCHANGE PROCEDURES.

              (a) DEPOSIT OF MERGER CONSIDERATION. On the Closing Date, Acquiror shall deposit with the Exchange Agent for exchange in accordance with this Article 1, (i) the aggregate number of shares of Acquiror Common Stock issuable pursuant to Section 1.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time, LESS the number of shares of Acquiror Common Stock

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        equal to the Escrow Amount; (ii) the aggregate amount of Cash
        Consideration payable pursuant to Section 1.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time; and (iii) cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9 (the "EXCHANGE FUND").

              (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (the "CERTIFICATES") and which shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock, the holder's portion of the Cash Consideration and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7 hereof), and the holder's portion of the Cash Consideration to which such holder is entitled pursuant to Section 1.6, and cash in lieu of fractional shares to which such holder is entitled pursuant to Section 1.9, and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted, the amount of Cash Consideration to which such shares are entitled and cash in lieu of fractional shares. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 7 hereof, Acquiror shall, on behalf of the holders of Target Capital Stock, cause to be distributed to the Depositary Agent a certificate or certificates (in such denominations as may be requested by the Depositary Agent) representing that number of shares of Acquiror Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Depositary Agent. Such shares shall be vested shares not subject to any repurchase rights, shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Acquiror as provided in Article 7.

              (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF TARGET CAPITAL STOCK. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(c)) with respect to such whole shares of Acquiror Common Stock, and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Acquiror Common Stock.

              (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

              (e) NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. The Merger Consideration issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of Target of shares of Target Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

              (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Target Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; PROVIDED, HOWEVER, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

              (g) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it

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

        is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of any Tax Laws (taking into account the certificate to be provided by Target pursuant to Section 5.8). To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect to which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

              (h) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Target Capital Stock six (6) months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Target Capital Stock who have not theretofor complied with this Section 1.11 shall thereafter look only to Acquiror for the Merger Consideration to which they are entitled. Any such portion of the Exchange Fund remaining unclaimed by holders of Target Capital Stock three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental or Regulatory Authority) shall, to the extent permitted by law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

              (i) NO LIABILITY. None of Acquiror, Merger Sub, Target, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (j) INVESTMENT OF EXCHANGE FUNDS. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Acquiror and any interest or other income resulting from such investments shall promptly be paid to Acquiror.

        1.12 EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT. The shares of Acquiror Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "SECURITIES ACT"), by reason of Section 3(a)(10) thereof, or pursuant to Section 5.1(c), by reason of Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder. Subject to the provisions of Section 5.1(c), the shares of Acquiror Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be qualified under the California Code, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law, and (if deemed necessary by Acquiror in its good faith judgment) such fairness hearing shall also address the assumption by Acquiror of all Target Options pursuant to Section 1.6 hereof. Each of Acquiror and Target shall use all requisite commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities and (if deemed necessary by Acquiror in its good faith judgment) to assume such Target Options (the "CALIFORNIA PERMIT") and (ii) to obtain the California Permit as promptly as practicable thereafter.

        1.13 LOCK-UP AGREEMENTS. Notwithstanding anything herein to the contrary, no shares of Acquiror Common Stock or cash shall be delivered to any holder of Target Capital Stock until such holder has executed and delivered to Acquiror a Lock-Up Agreement as contemplated by Section 5.10.

        1.14 AFFILIATES. Notwithstanding anything herein to the contrary, no shares of Acquiror Common Stock or cash shall be delivered to a person who may be deemed an Affiliate of Target in accordance with Section 5.22 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Acquiror the written agreement contemplated by Section 5.22.

        1.15 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Merger Sub or Target, or to effect the assignment to the Surviving Corporation of any and all Target Intellectual Property created by a founder, employee or consultant of Target (including Intellectual Property created by any of Target's founders prior to the creation of Target), or to complete and prosecute all domestic and foreign patent filings related to such Target Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF TARGET

        Target hereby represents and warrants to Acquiror, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule (the "TARGET DISCLOSURE SCHEDULE") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

        2.1 ORGANIZATION AND QUALIFICATION. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Target is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Target Material Adverse Effect. Section 2.1 of the Target Disclosure Schedule sets forth each jurisdiction where Target is so qualified, licensed or admitted to do business and separately lists the address of each location at which any of Target's Assets and Properties are located.

        2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of Target, Target has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the "ANCILLARY

AGREEMENTS") to which Target is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Target of this Agreement and the Ancillary Agreements to which Target is a party and the consummation by Target of the transactions contemplated hereby and thereby, and the performance by Target of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of Target, and no other action on the part of the board of directors of Target is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is a party and the consummation by Target of the transactions contemplated hereby and thereby. The board of directors of Target has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of Target and its shareholders and (ii) to recommend that the shareholders of Target approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The board of directors of Target has directed that this Agreement be submitted to the shareholders of Target for their approval. This Agreement and the Ancillary Agreements to which Target is a party have been or will be, as applicable, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof by Acquiror, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Target enforceable against Target in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        2.3   CAPITAL STOCK.

              (a) The authorized capital stock of Target consists only of 12,000,000 shares of common stock, without par value (the "TARGET COMMON STOCK"), of which 4,527,500 shares of Target Common Stock are issued and outstanding as of the date hereof, and 5,500,000 shares of preferred stock, without par value (the "TARGET PREFERRED STOCK"). The designation and status of Target Preferred Stock is as follows: (i) 2,000,000 shares are designated as Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), none of which are issued and outstanding as of the date hereof, (ii) 2,000,000 shares are designated as Series B Preferred Stock (the "SERIES B PREFERRED STOCK"), none of which are issued and outstanding as of the date hereof, and (iii) 1,500,000 shares are designated as Series C Preferred Stock (the "SERIES C PREFERRED STOCK"), 1,077,587 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Target Common Stock and Target Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 2.3(a) of the Target Disclosure Schedule, no shares of Target Common Stock or Target Preferred Stock are held in treasury or are authorized or reserved for issuance.

              (b) Section 2.3(b) of the Target Disclosure Schedule lists the name and address of each holder of Target Common Stock and Target Preferred Stock provided to Target by such holder.

              (c) With respect to any Target Common Stock or Target Preferred Stock that has been issued subject to a repurchase option on the part of Target, Section 2.3(c) of the Target Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).

              (d) Except as set forth in Section 2.3(d) of the Target Disclosure Schedule, there are no outstanding Target Options, Target Warrants, Target Stock Purchase Rights, Restricted Stock Purchase Agreements or shares of Target Restricted Stock, or agreements, arrangements or understandings to which Target is a party (written or oral) to issue any Options with respect to Target. With respect to each Target Option, Target Warrant, Target Stock Purchase Right, Restricted Stock Purchase Agreement or shares of Target Restricted Stock or agreement, arrangement or understanding to which Target is a party (written or oral) to issue any Options or any other equity securities with respect to Target, Section 2.3(d) of the Target Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). All of the Target Options, Target Warrants and Target Restricted Stock were issued in compliance with all applicable federal, state and foreign securities Laws.

              (e) Except as set forth in Section 2.3(e) of the Target Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Target Capital Stock created by statute, the Target's articles of incorporation or by-laws, or any agreement or other arrangement to which Target is a party or to which it is bound and there are no agreements, arrangements or understandings to which Target is a party (written or oral) pursuant to which Target has the right to elect to satisfy any Liability by issuing Target Common Stock or Equity Equivalents.

              (f) The terms of the Target Stock Plan and the applicable stock option agreements related to the outstanding Target Options permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, Target Shareholder Action or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. Except for the Support Agreements, Target is not a party or subject to any agreement or understanding, and, to Target's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to Target Capital Stock, including without limitation any voting trust agreement or proxy. Except as set forth in Section 2.3(f) of the Target Disclosure Schedule, no debt securities of Target are issued and outstanding.

              (g) True and complete copies of all agreements, documents and instruments referenced in this Section 2.3 or listed in any part of
        Section 2.3 of the Target Disclosure Schedule have been provided to Acquiror and such agreements, documents and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements, documents or instruments in any case from the form provided to Acquiror

        2.4 NO SUBSIDIARIES. Target has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

        2.5 DIRECTORS AND OFFICERS. The name of each director and officer of Target on the date hereof, and his or her position with Target, are listed in
Section 2.5 of the Target Disclosure Schedule.

        2.6 NO CONFLICTS. The execution and delivery by Target of this Agreement and the Ancillary Agreements to which Target is a party does not, and the performance by Target of its obligations under this Agreement and the Ancillary Agreements to which Target is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

              (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Target's articles of incorporation or by-laws;

              (b) conflict with or result in a material violation or breach of any Law or Order applicable to Target or any of its Assets and Properties or require any consent or approval of or any notice or filing with any Governmental or Regulatory Authority, except for (i) the filing of the California Agreement of Merger, (ii) such consents, approvals, orders, authorizations, registrations, notices or filings as may be required under applicable state or federal securities laws, and (iii) the consents, approvals, actions, notices and filings disclosed in Section 2.6(b) of the Target Disclosure Schedule; or

              (c) except as disclosed in Section 2.6(c) of the Target Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Target to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Target or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Target is a party or by which any of Target's Assets and Properties is bound.

        2.7 BOOKS AND RECORDS; ORGANIZATIONAL DOCUMENTS. The minute books and stock record books and other similar records of Target have been provided or made available to Acquiror or its counsel prior to the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of Target from the date of Target's incorporation through the date hereof. Target has prior to the execution of this Agreement delivered to Acquiror true and complete copies of its articles of incorporation and by-laws, both as amended through the date hereof. Target is not in violation of any provisions of its articles of incorporation or by-laws.

        2.8 TARGET FINANCIAL STATEMENTS. Section 2.8(a) of the Target Disclosure Schedule sets forth the Target Financial Statements. The Target Financial Statements are, and, when delivered to Acquiror, the Audited Financial Statements will be, correct and complete in all material respects and, when delivered to Acquiror, the Audited Financial Statements will be prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or in Section 2.8(b) of the Target Disclosure Schedule). The Target Financial Statements present, and when delivered to Acquiror, the Audited Financial Statements will present, fairly and accurately the financial condition and operating results of Target as of the dates and during the periods indicated therein. Except as set forth in Section 2.8(c) to the Target Disclosure Schedule, since May 31, 1995, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Target. Prior to the Effective Time, Target will maintain an adequate system of internal controls.

        2.9 ABSENCE OF CHANGES. Since the Target Financial Statement Date, except as set forth in Section 2.9 of the Target Disclosure Schedule, there has not been any Target Material Adverse Effect or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have a Target Material Adverse Effect. Since the beginning of its 2000 fiscal year, Target has operated its business in the ordinary course of business consistent with past practice. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Target Disclosure Schedule, since the Target Financial Statement Date

              (a) Subject to Section 2.9(f), Target has not entered into any Contract, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

              (b) Target has not entered into any Contract in connection with any transaction involving a Business Combination;

              (c) Target has not entered into any strategic alliance, joint development or joint marketing Contract;

              (d) there has not been any material amendment or other modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Target Disclosure Schedule;

              (e) Target has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of Target, other than pursuant to any Contract in effect on December 31, 1999 and disclosed to Acquiror pursuant to (and so identified in) Section 2.9(e), Section 2.19(a) or Section 2.20 of the Target Disclosure Schedule;

              (f) Target has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of Target or Target Intellectual Property other than as contemplated by Target's Contracts or Licenses disclosed in the Target Disclosure Schedule and other than Restricted Implied Licenses;

              (g) no Action or Proceeding has been commenced or, to the knowledge of Target, threatened by or against Target;

              (h) Target has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Target Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Target Capital Stock or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Target Capital Stock or Equity Equivalents, except repurchases of Target Capital Stock pursuant to agreements with Target employees, officers, directors and consultants relating to repurchases at cost upon termination of service with Target;

              (i) except for (i) the issuance of shares of Target Capital Stock listed in Section 2.3(b) of the Target Disclosure Schedule, upon exercise or conversion of then-outstanding Target Options, Target Warrants, Target Stock Purchase Rights or Target Preferred Stock or
        (ii) the issuance of Target Options listed in Section 2.3(d) of the Target Disclosure Schedule in the ordinary course of business to employees hired after the Target Financial Statement Date who are not officers of Target on terms and in amounts consistent with past practice, (A) Target has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Target Capital Stock or Equity Equivalents, (B) Target has not modified or amended the rights of any holder of any outstanding shares of Target Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to Target upon the exercise of any outstanding Target Options, Target Warrants, Target Stock Purchase Rights or other Equity Equivalents),
        (C) there have not been any agreements, arrangements, plans or understandings with respect to any such modification or amendment; and
        (D) Target has not granted any Options with an exercise price less than the fair market value of Target Common Stock on the date the Option was granted (as determined in good faith by Target's board of directors following Good Faith Consultation with, and consistent with the advice provided by, Target's independent accountants).

              (j) there has not been any amendment to Target's articles of incorporation or by-laws;

              (k) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Target Intellectual Property other than Restricted Implied Licenses;

              (l) Target has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of Target, other than dispositions of inventory in the ordinary course of business of Target consistent with past practice;

              (m) Target has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory in the ordinary course of business of Target consistent with past practice and (ii) other acquisitions not exceeding $25,000 in the case of any individual item or $50,000 in the aggregate;

              (n) Target has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of Target constituting capital assets exceeding $25,000 individually or $50,000 in the aggregate;

              (o) Target has not made or agreed to make any write-off or write-down or any determination to write off or write-down, or revalue, any of the Assets and Properties of Target, or change any reserves or liabilities associated therewith;

              (p) Target has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $25,000, in any one case, or $50,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

              (q) Target has not failed to pay or otherwise satisfy any Liabilities presently due and payable of Target, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

              (r) Target has not incurred any Indebtedness or guaranteed any Indebtedness issued or sold any debt securities of Target or guaranteed any debt securities of others;

              (s) Target has not granted any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Acquiror and the terms of which are disclosed in Section 2.9(s) of the Target Disclosure Schedule;

              (t) except pursuant to a Contract disclosed to Acquiror pursuant to Section 2.9(e) or 2.19 of the Target Disclosure Schedule, Target has not granted or approved any increase of greater than 5% in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of Target;

               (u) Target has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, bonuses paid pursuant to agreements disclosed in the Target Disclosure Schedule, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of Target) to any current or former officer, director, shareholder, employee, independent contractor or consultant of Target;

               (v) Target has not established or modified any (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

               (w) Target has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan, except for amendments made solely to comply with applicable Laws;

               (x) Target has not paid any discretionary or stay bonus;

               (y) Target has not taken or approved any action to accelerate the vesting of any Target Options, Target Warrants, or other rights to acquire shares of Target Capital Stock;

               (z) Target has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

               (aa) Target has not made any change in accounting policies, principles, methods, practices or procedures (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

               (bb) other than in the ordinary course of business, Target has not made any representation or proposal to, or engaged in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits Target;

               (cc) Target has not commenced or terminated, or made any change in, any line of business;

               (dd) Target has not failed to renew any insurance policy; no insurance policy of Target has been cancelled or materially amended; and Target has given all notices and presented all claims (if any) under all such policies in a timely fashion;

               (ee) there has been no material amendment or non-renewal of any of Target's Approvals, and Target has used commercially reasonable efforts to maintain such Approvals and to pursue the granting of any Approvals for which Target has applied;

               (ff) Target has taken all commercially reasonable action required to procure, maintain, renew, extend or enforce any Target Intellectual Property, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

               (gg) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Target individually or in the aggregate in an amount exceeding $50,000;

               (hh) Target has not repurchased, cancelled or modified the terms of any Target Capital Stock, Equity Equivalents, Target Options, Target Warrants, Target Stock Purchase Rights or other financial instrument that derives value from its convertibility into Target Capital Stock or Equity Equivalents, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions or
       (ii) the Target Stock Plan, in each case as in effect at the time of execution and delivery of this Agreement; and

               (ii) Target has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

       2.10 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the Target Financial Statements (including the notes thereto) or as disclosed in Section 2.10 of the Target Disclosure Schedule, there are no Liabilities of, relating to or affecting Target or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Target Financial Statement Date and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of Target, and are not for tort or for breach of contract.

       2.11   TAXES.

               (a) All Tax Returns required to have been filed by or with respect to Target have been duly and timely filed (including any extensions). All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by Target, whether or not shown on any Tax Return, for periods (or portions of periods) covered by the Target Financial Statements, have been paid or accrued on the balance sheets included in the Target Financial Statements.

               (b) Target has incurred no material liability for Taxes in the period after the date of the Target Financial Statements. The unpaid Taxes of Target (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet as of April 30, 2000 included in the Target Financial Statements, as adjusted for operations and transactions in the ordinary course of business through the most recent fiscal month end, and
       (ii) will not, as of the Closing Date, exceed by any material amount such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

               (c) Target is not a party to any agreement extending the time within which to file any Tax Return. Target has never received notice of a claim made by a Taxing Authority of any jurisdiction in which Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction.

               (d) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

               (e) Target does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax Liability of Target either (i) pending, or to Target's knowledge, threatened by any Taxing Authority or (ii) of which Target is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of Target other than Liens for Taxes not yet due.
       Section 2.11(e) of the Target Disclosure Schedule indicates those Tax Returns, if any, of Target that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of Target that currently are the subject of audit or examination. Target has delivered to Acquiror complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Target since the fiscal year ended December 31, 1996.

               (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, Target or with respect to any Tax assessment or deficiency affecting Target.

               (g) Target has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

               (h) Target has no liability for the Taxes of any Person other than Target (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

               (i) Target (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code.

               (j) Target is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

               (k) Target is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

               (l) Target was not included and is not includible in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations.

               (m) Target has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of Target that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

               (n) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of Target under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code,
       (iii) Section 384 of the Internal Revenue Code, and (iv) Section 1502 of the Internal Revenue Code and Treasury regulations promulgated thereunder.

               (o) All material elections with respect to income Taxes affecting Target are set forth in Section 2.11(o) of the Target Disclosure Schedule.

               (p) Target is not nor has it ever been a United States real property holding corporation within the meaning of
       Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

       2.12   LEGAL PROCEEDINGS.

               (a) Except as set forth in Section 2.12 of the Target Disclosure
       Schedule:

                       (i) there are no Actions or Proceedings pending or, to the knowledge of Target, threatened against, relating to or affecting Target, its Assets and Properties or any officer or director of Target (in their capacities as such);

                       (ii) there are no facts or circumstances known to Target that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting Target, its Assets or Properties or any officer or director of Target (in their capacities as such); and

                       (iii) Target has not received notice of, and does not otherwise have knowledge of, any Orders outstanding against Target, its Assets or Properties or any officer or director of Target (in their capacities as such).

       2.13 COMPLIANCE WITH LAWS AND ORDERS. Neither Target nor any of its directors, officers, Affiliates, agents or employees has violated in any material respect since the incorporation of Target, or is currently in default or violation in any material respect under, any Law or Order applicable to Target or any of its Assets and Properties, and Target is not aware of any claim of violation, or of any actual material violation, of any such Laws and Orders by Target since the incorporation of Target.

       2.14   PLANS; ERISA.

               (a) Section 2.14(a) of the Target Disclosure Schedule lists each Plan. With respect to each Plan, Target has delivered or made available to Acquiror a true, complete and correct copy of (i) such Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Plan, (ii) each trust agreement or other funding arrangement relating to such Plan, if any, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Plan (and, if the most recent annual report is a Form 5500-R, the most recent Form 5500-C filed with respect to such
       Plan), if such report is required with respect to such Plan, (iv) the most recent actuarial report or financial statement relating to such Plan, if such report or statement is required with respect to such Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Plan and any pending request for such a determination letter. Neither Target nor, to Target's knowledge, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code.

               (b) Each Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Internal Revenue Code, and contributions required to be made under the terms of any of the Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Target Financial Statements to the extent required. With respect to the Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Target could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Plans under ERISA, the Internal Revenue Code or any other applicable Law.

               (c) Target hereby represents that: (i) each Plan which is intended to qualify under Section 401(a), 401(k), 401(m) or 4975(e)(6) of the Internal Revenue Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS as to its qualified status or has been adopted using a prototype plan for which the sponsor has received such a letter, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code and other than a transaction that is exempt under a statutory, administrative or individual exemption) with respect to any Plan that could reasonably be expected to result in material liability to Target and (iii) each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Plan is pension benefit plan subject to
       Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that there are sufficient assets set aside to satisfy such liability or (C) liability imposed as a matter of law including, without limitation, obligations under COBRA). No suit, administrative proceeding, action or other litigation has been brought against Target in which Target has been served, and to Target's knowledge none has been brought in which Target has not been served, and none is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

               (d) No Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV or
       Part 3 of Title I of ERISA or Section 412 of the Internal Revenue Code and neither Target nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Target or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Target of incurring or being subject (whether primarily, jointly or secondarily) to any liability thereunder. None of the assets of Target is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Internal Revenue Code.

               (e) With respect to each Plan that is subject to Title IV or
       Part 3 of Title I of ERISA or Section 412 of the Internal Revenue Code,
       (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

               (f) Except as required by Law, no Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Target and any ERISA Affiliates are in material compliance with (i) the applicable requirements of the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

               (g) PARACHUTE PAYMENTS. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Target, Acquiror, Merger Sub, or the Surviving Corporation, or any of their respective Subsidiaries to any Plan, or to any present or former employee, director, officer, shareholder, contractor or consultant of Acquiror, the Surviving Corporation, or any their respective Subsidiaries or any of their dependents, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or
       (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of Target or any of their dependents.

       2.15 TITLE TO ASSETS. Except for title to Target Intellectual Property, which is covered by Section 2.16 below, Target is in possession of and has good and marketable title to all of its properties, interests in properties and assets, real and personal, owned by it, and with respect to properties and assets used by Target but not owned by Target, valid leasehold interests in or valid rights under Contract to use such properties and assets, free and clear of all Liens of any kind or character, except (a) the lien of current taxes not yet due and payable and (b) such imperfections of title, liens and easements as do not and will not (i) materially detract from or interfere with the use of the properties subject thereto or affected thereby, or (ii) otherwise materially impair business operations involving such properties.

               (a) REAL PROPERTY.

                       (i) Section 2.15(a)(i) of the Target Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by Target (as lessor or lessee or otherwise) (the "LEASED REAL PROPERTY") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which Target is a party. Target owns no real property other than Target owned leasehold improvements, if any, on the Leased Real Property.

                       (ii) Subject to the terms of its respective leases, Target has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in clause
(i) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of Target and, to Target's knowledge, of each other Person that is a party thereto, and except as set forth in Section 2.15(a)(ii) of the Target Disclosure Schedule, there is no, and Target has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Target does not owe brokerage commissions or finders fees with respect to any such Leased Real Property, except to the extent that Target may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

                       (iii) Except as disclosed in Section 2.15(a)(iii) of the Target Disclosure Schedule, the Leased Real Property and all improvements thereon (A) comply with and are operated in all material respects in accordance with applicable laws (including, without limitation, Environmental
Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are in adequate and suitable for the purposes for which they are presently being used, and there are no condemnation or appropriation proceedings pending or, to the knowledge of Target, threatened against any of such real property or the improvements thereon. Each parcel of Leased Real Property (and the purposes for which it is currently used) conforms in all material respects with all applicable building codes and zoning requirements and, to the best knowledge of Target, there are no proposed changes in any such building codes or zoning requirements.

                       (iv) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by Target or otherwise), utilized, and/or operated (the "LEASE DOCUMENTS") have been delivered to Acquiror. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between Target and any third parties claiming an interest in the interest of Target in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

               (b) TANGIBLE PERSONAL PROPERTY. Except as disclosed in
       Section 2.15(b) of the Target Disclosure Schedule, all tangible personal property owned, leased or used by Target is adequate and suitable for the conduct by Target of its business as presently conducted, and is in good working order and conditions, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

       2.16   INTELLECTUAL PROPERTY.

               (a) Section 2.16(a) of the Target Disclosure Schedule lists all Target Registered Intellectual Property and lists any proceedings or actions pending, or to Target's knowledge, threatened as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of Target Registered Intellectual Property.

               (b) Target has valid and enforceable rights under Contracts or Licenses to use all Target Intellectual Property necessary to the conduct of its business as currently conducted and which is not owned by Target. Except as provided in Section 2.16(b) of the Target Disclosure Schedule, each item of Target Intellectual Property, including all Target Registered Intellectual Property listed in Section 2.16(a) of the Target Disclosure Schedule, is owned exclusively by Target (excluding Intellectual Property licensed to Target under any License disclosed in
       Section 2.16(f) of the Target Disclosure Schedule (or not required to be disclosed therein) and Intellectual Property in the public domain) and is free and clear of any Liens (except for Licenses disclosed in Section 2.16(f) of the Target Disclosure Schedule (or not required to be disclosed therein)). Except as provided in Section 2.16(b) of the Target Disclosure Schedule, Target (i) owns exclusively all trademarks, service marks and trade names used by Target in connection with the operation or conduct of the business of Target, including the sale of any products or technology or the provision of any services by

       Target (excluding any third party trademarks, service marks and trade names used in connection with third party products or services or the identification of third parties) and (ii) owns exclusively, and has good title to, all copyrighted works that are Target products or other works of authorship that Target otherwise purports to own; PROVIDED, HOWEVER, that such works may incorporate copyrighted works or works of authorship, trademarks or trade names of third parties which are licensed to Target or are in the public domain.

               (c) Except as provided in Section 2.16(c) of the Target Disclosure Schedule, to the extent that any Target Intellectual Property has been developed or created by any Person other than Target, Target has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

               (d) Except for Restricted Implied Licenses or pursuant to agreements described in Section 2.16(d) of the Target Disclosure Schedule, Target has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights (except for rights retained by the licensor with respect to any Target Intellectual Property licensed by Target from third parties (other than licenses exclusive to Target)) to use any Intellectual Property that is or was Target Intellectual Property, to any other Person.

               (e) The Target Intellectual Property constitutes all the Intellectual Property used in and/or reasonably necessary to the conduct of Target's business as it currently is conducted or as reasonably contemplated to be conducted, including, without limitation, the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of Target (including products, technology, or services currently under development), other than licenses for off-the-shelf products or shrink-wrap licenses.

               (f) Section 2.16(f)(i) of the Target Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which Target is a party with respect to any Intellectual Property, other than Restricted Implied Licenses, licenses for off-the-shelf products or shrink-wrap licenses. No Person other than Target has ownership rights to improvements made by Target in Intellectual Property which has been licensed to Target. Without exception for Restricted Implied Licenses, except as set forth in Section 2.16(f)(ii) of the Target Disclosure Schedule, Target is not a party to any license of any kind with any of the following Persons: Yamaha, Lucent, Tri-Tech Microelectronics, Rockwell (now Conexant), Oak Technology, Atmel, Analog Devices, Siemens (now Infineon) and Cirrus Logic. True and correct copies of each license listed in Section 2.16(f)(ii) of the Target Disclosure Schedule have been made available to Acquiror.

               (g) Section 2.16(g) of the Target Disclosure Schedule lists all Contracts, Licenses and agreements between Target and any other Person wherein or whereby Target has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or

       Liability or provide a right of rescission with respect to the infringement or misappropriation by Target or such other Person of the Intellectual Property of any Person other than Target, other than licenses for off-the-shelf products or shrink-wrap licenses.

               (h) Except as provided in Section 2.16(h) of the Target Disclosure Schedule, to the knowledge of Target (without conducting any investigation of the patents and patent rights, trademarks (including trade names, service marks and the like) and trademark rights, copyright rights, trade secret rights, or other proprietary rights of any third parties), the operation of the business of Target as currently conducted or as presently proposed to be conducted, including Target's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Target does not infringe or misappropriate the Intellectual Property of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or an unfair trade practice under any Law, and Target has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Target infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

               (i) Except as provided in Section 2.16(i) of the Target Disclosure Schedule, each item of Target Registered Intellectual Property is, to Target's knowledge (without conducting any investigation of the patents and patent rights, trademarks (including trade names, service marks and the like) and trademark rights, copyright rights, trade secret rights, or other proprietary rights of any third parties), valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with each item of Target's Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Target Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.16(i)(1) of the Target Disclosure Schedule lists all actions that must be taken by Target within 180 days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Target Registered Intellectual Property. Except as set forth in
       Section 2.16(i)(2) of the Target Disclosure Schedule, Target has registered the copyright maskwork with the U.S. Copyright Office for the latest version of each product or technology of Target that constitutes or includes a copyrightable maskwork. In each case in which Target has acquired ownership of any Intellectual Property rights from any Person, Target has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to Target and, in accordance with applicable

       Laws, Target has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority.

               (j) Except as provided in Section 2.16(j) of the Target Disclosure Schedule, there are no Contracts or Licenses between Target and any other Person with respect to Target Intellectual Property under which there is any dispute known to Target regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by Target thereunder.

               (k) Except as provided in Section 2.16(k) of the Target Disclosure Schedule, to the best knowledge of Target (without conducting any investigation of the patents and patent rights, trademarks (including trade names, service marks and the like) and trademark rights, copyright rights, trade secret rights, or other proprietary rights of any third parties), no Person is infringing or misappropriating any Target Intellectual Property.

               (l) Target has taken commercially reasonable steps to protect Target's rights in material confidential information and trade secrets of Target or provided by any other Person to Target subject to a duty of confidentiality. Without limiting the generality of the foregoing, Target has, and uses commercially reasonable efforts to enforce, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in
       Section 2.16(l) of the Target Disclosure Schedule, and all current and former employees, consultants and independent contractors of Target have executed such an agreement. Copies of all such agreements have been provided to Acquiror or made available to Acquiror for review.

               (m) No Target Intellectual Property or product, technology or service of Target is subject to any pending or, to Target's knowledge, threatened Order or Action or Proceeding against Target, or, to Target's knowledge (without conducting any investigation of the patents and patent rights, trademarks (including trade names, service marks and the like) and trademark rights, copyright rights, trade secret rights, or other proprietary rights of any third parties), pending or threatened Order or Action or Proceeding against any third party, that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Target Intellectual Property by Target or that may affect the validity, use or enforceability of such Target Intellectual Property.

               (n) Except as set forth in Schedule 2.16(n) of the Target Disclosure Schedule, there have been no material Year 2000 Compliance problems with any of computer hardware, software, databases, automated systems and other computer and telecommunication equipment owned or used by Target ("SYSTEMS") or any products or services designed, manufactured, distributed or sold by Target ("PRODUCTS OR SERVICES"). "YEAR 2000 COMPLIANCE" means, with respect to the Systems, Products or Services or other equipment or materials in question, that they have been used in 2000 and are expected to continue to operate, either on a stand-alone basis or by interacting or interoperating with third-party software, without error relating to the processing, calculating, comparing, sequencing or other use of date-related data.

               (o) Neither this Agreement nor any transactions contemplated by this Agreement will result in Acquiror's granting any rights or licenses with respect to the Intellectual Property of Acquiror to any Person pursuant to any Contract to which Target is a party or by which any of its Assets and Properties are bound.

               (p) Section 2.16(p) of the Target Disclosure Schedule sets forth a list of (x) all software that Target has licensed from any third party incorporated by Target in its products and (y) a list of all "freeware" and "shareware" incorporated into any product now or heretofore shipped by Target. Target has all rights necessary to the use of such software, "freeware" and "shareware".

               (q) Target's current products comply, and Target's past products have complied, in all material respects with the applicable feature specifications and performance standards (including all referenced applicable standards) set forth in Target's product data sheets at the times such products were manufactured and sold. All product performance comparisons heretofore furnished by Target to customers or Acquiror are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer's acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

       2.17   CONTRACTS.

               (a) Section 2.17(a)(1) of the Target Disclosure Schedule contains a true and complete list (corresponding to the lettered paragraphs in the definition of "Contracts" in Section 10.1 hereof) of each of the Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Acquiror prior to the execution of this Agreement), to which Target is a party or by which any of its Assets and Properties is bound.

               (b) Each Contract required to be disclosed in Section 2.17(a) of the Target Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of Target, enforceable against Target in accordance with its terms, and to the knowledge of Target, each other party thereto; and except as disclosed in
       Section 2.17(b) of the Target Disclosure Schedule, to the knowledge of Target, no other party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

               (c) Except as disclosed in Section 2.17(c) of the Target Disclosure Schedule, Target is not a party to or bound by any Contract that has had or could reasonably be expected to have, individually or in the aggregate with any other similar Contracts, a Target Material Adverse Effect.

               (d) Except as disclosed in Section 2.17(d) of the Target Disclosure Schedule, Target is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, (ii) requires the transfer of mask works or other Target Intellectual Property upon consummation of the transactions contemplated by this Agreement, or (iii) contains any covenant or other provision which limits Target's ability to compete with any Person in any line of business or in any area or territory.

       2.18   INSURANCE.

               (a) The insurance policies listed in Section 2.18(a) of the Target Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of Target are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which Target is a party or by which any of its Assets and Properties is bound. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Section 2.18(a) of the Target Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of Target or affect or relate to the ownership, use or operation of any of the Assets and Properties of Target and that (a) have been issued to Target or (b) to the knowledge of Target, have been issued to any Person (other than Target) for the benefit of Target. The insurance coverage provided by the policies set forth in Section 2.18(a) of the Target Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in
       Section 2.18(a) of the Target Disclosure Schedule is valid and binding and in full force and effect and neither Target nor, to the knowledge of Target, the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and Target has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies.

               (b) Section 2.18(b) of the Target Disclosure Schedule contains a list of all material claims made under any insurance policies covering Target in the last two years. Target has not received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Target has, in the reasonable judgment of Target, in light of its business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.

       2.19   AFFILIATE TRANSACTIONS.

               (a) Except as disclosed in Section 2.9(e) or Section 2.19(a) of the Target Disclosure Schedule, (i) there are no Contracts or Liabilities between Target, on the one hand, and (A) any current or former officer, director, shareholder, or to Target's knowledge, any Affiliate or Associate of Target or (B) any Person who, to Target's knowledge, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) Target does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate,
       (iii) neither Target nor any such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to Target and (iv) Target does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

               (b) Except as disclosed in Section 2.19(b) of the Target Disclosure Schedule, each of the Contracts and Liabilities listed in
       Section 2.19(a) of the Target Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to Target (in the reasonable judgment of Target) than if such Contract or Liability was entered into or incurred on an arm's-length basis on competitive terms. Any Contract to which Target is a party and in which any director of Target has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of Target and/or shareholders of Target, as the case may be.

       2.20   EMPLOYEES; LABOR RELATIONS.

               (a) Target is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to Target, or, to the knowledge of Target, threatened, and there are no facts or circumstances known to Target that could reasonably be expected to give rise to such complaint or claim.

               (b) All employees of Target are employed at will, and no employees of Target are represented by a union. Section 2.20(b)(i) of the Target Disclosure Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as described in Section 2.20(b)(ii) of the Target Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from Target to any current or former officer, director, or employee of, or consultant to, Target, and to the knowledge of Target no employee of Target has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with Target, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Target is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of Target, since May 31, 1997 there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for Target, and no claims by any governmental agency with regard to such employees.

               (c) Since May 31, 1997, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of Target or by any of the employees performing work for Target but provided by an outside employment agency, and there are no facts or circumstances known to Target that could reasonably be expected to give rise to such complaint or claim. Target has complied in all material respects with all laws related to the employment of employees and, except as set forth in
       Section 2.20(c) of the Target Disclosure Schedule, since May 31, 1997 Target has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

               (d) Target has no written policies and/or employee handbooks or manuals except as described in Section 2.20(d) of the Target Disclosure Schedule.

               (e) To the knowledge of Target, no officer, employee or consultant of Target is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with Target's business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Target's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of Target's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.

       2.21   ENVIRONMENTAL MATTERS.

               (a) Target possesses any and all Environmental Permits necessary to or required for the operation of its business. Target will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the

       Closing in order for the Surviving Corporation and/or Target to conduct the business of Target as it was conducted prior to the Closing.

               (b) Target is in material compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

               (c) Neither Target nor any predecessor of Target nor any entity previously owned by Target has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or
       (ii) any violation of Environmental Law.

               (d) Neither Target nor any predecessor of Target nor any entity previously owned by Target has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and, to Target's knowledge, there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

               (e) Neither Target nor any predecessor of Target nor any entity previously owned by Target has Released any Hazardous Materials on any Site and, to Target's knowledge, no Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

               (f) Neither Target, nor any predecessor of Target, nor any entity previously owned by Target, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

               (g) To Target's knowledge, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon,
       (v) lead-based paint or (vi) urea formaldehyde at any Site.

               (h) To Target's knowledge, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Acquiror prior to execution of this Agreement.

               (i) Except as set forth in Section 2.21(i) of the Target Disclosure Schedule, Target is not a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other contract under which Target is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

               (j) Target and any predecessors of Target and any entity previously owned by Target have provided all notifications and warnings, made all material reports, and kept and maintained all material records required pursuant to Environmental Laws.

        2.22 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. Section 2.22(a) of the Target Disclosure Schedule lists the 10 largest customers of Target, collectively, on the basis of revenues collected or accrued for the most recent complete fiscal year. Section 2.22(b) of the Target Disclosure Schedule lists the 10 largest suppliers of Target on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in
Section 2.22(c) of the Target Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to Target since December 31, 1999 or, to the knowledge of Target, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.22(d) of the Target Disclosure Schedule, to the knowledge of Target, no such customer or supplier is threatened with bankruptcy or insolvency.

        2.23 ACCOUNTS RECEIVABLE. Except as set forth in Section 2.23 of the Target Disclosure Schedule, the accounts and notes receivable of Target reflected in the Target Financial Statements, and all accounts and notes receivable arising subsequent to the Target Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

        2.24 INVENTORY. All inventory of Target reflected on the balance sheets included in Target Financial Statements consisted, and all such inventory acquired since the Target Financial Statement Date consists, of a quality and quantity generally usable and salable in the ordinary course of business. Except as disclosed in Section 2.24 of the Target Disclosure Schedule, all items included in the inventory of Target are the property of Target free and clear of any Lien, have not been pledged as collateral, are not held by Target on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

        2.25 OTHER NEGOTIATIONS; BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Target.

        2.26 BANKS AND BROKERAGE ACCOUNTS. Section 2.26 of the Target Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Target has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Target having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

        2.27   WARRANTY OBLIGATIONS.

                (a) Section 2.27(a) of the Target Disclosure Schedule sets forth
        (i) a list of all forms of written warranties, guarantees and written warranty policies of Target in respect of any of Target's present or past products and services, which are currently in effect (the "WARRANTY OBLIGATIONS"), and the duration of each such Warranty Obligation,
        (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of Target, threatened dispute and (iii) the experience of Target with respect to warranties, guarantees and warranty policies of or relating to Target's products and services. True and correct copies of the Warranty Obligations have been delivered to Acquiror prior to the execution of this Agreement.

                (b) Except as disclosed in Section 2.27(b) of the Target Disclosure Schedule, there have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of Target are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by Target
        (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

        2.28 FOREIGN CORRUPT PRACTICES ACT. Neither Target, nor to the knowledge of Target, any agent, employee or other Person associated with or acting on behalf of Target has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.29   APPROVALS.

                (a) Section 2.29(a) of the Target Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by Target that are required to be given to or obtained by Target from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

                (b) Section 2.29(b) of the Target Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by Target from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

                (c) Except as set forth in Section 2.29(c)(1) of the Target Disclosure Schedule, Target has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Target in the manner as it is currently being conducted and since January 1, 1997, there has been no written notice received by Target of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Target as it is currently being conducted are set forth in Section 2.29(c)(2) of the Target Disclosure Schedule.

                (d) The affirmative vote or consent of the holders of (i) a majority of the shares of Target Common Stock outstanding as of the applicable record date voting separately as a class and (ii) a majority of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding as of the applicable record date, voting together as a class, are the only votes of the holders of any of Target Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

        2.30 TAKEOVER STATUTES. No Takeover Statute applicable to Target is applicable to the Merger or the transactions contemplated hereby.

        2.31 PERMIT APPLICATION; INFORMATION STATEMENT. The information supplied by Target for inclusion in the application for issuance of a California Permit pursuant to which the shares of Acquiror Common Stock to be issued in the Merger and Target Options to be assumed in the Merger will be qualified under the California Code (the "PERMIT APPLICATION") shall not at the time the fairness hearing is held pursuant to Section 25142 of the California Code and the time the qualification of such securities is effective under Section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the information statement to be sent to the shareholders of Target in connection with Target shareholders' consideration of the Merger (the "TARGET SHAREHOLDER ACTION") (such information statement as amended or supplemented is referred to herein as the "INFORMATION STATEMENT") shall not, on the date the Information Statement is first mailed to Target's shareholders, at the time of Target Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Target Shareholder Action which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror which is contained in the Permit Application or the Information Statement.

        2.32 AFFILIATES. Section 2.32 of the Target Disclosure Schedule sets forth those persons who are, in Target's reasonable judgment, Affiliates of Target.

        2.33 SHAREHOLDER AGREEMENTS. Except as set forth in Section 2.33 of the Target Disclosure Schedule, there are no agreements between or among Target and any of its shareholders or holders of any Options to acquire any Target Capital Stock providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of Target

Capital Stock or requiring Target to obtain consent or approval of any such shareholders prior to taking or failing to take any action.

        2.34 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in the Target Disclosure Schedule or in any certificate, list or other writing furnished to Acquiror pursuant to any provision of this Agreement (including the Target Financial Statements and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Acquiror and Merger Sub hereby represent and warrant to Target, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 3 in the disclosure schedule (the "ACQUIROR DISCLOSURE SCHEDULE") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

        3.1 ORGANIZATION AND QUALIFICATION. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of Acquiror and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have an Acquiror Material Adverse Effect.

        3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the board of directors of Acquiror and Merger Sub, respectively, and no other action on the part of the Board of Directors of Acquiror and Merger Sub are required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Acquiror and Merger Sub are a party have been or will be, as applicable, duly and validly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery hereof by Target and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        3.3 ISSUANCE OF ACQUIROR COMMON STOCK. The shares of Acquiror Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws subject to the truth and accuracy of the representations made by Target in Section 2.3.

        3.4 SEC DOCUMENTS; ACQUIROR FINANCIAL STATEMENTS. Acquiror has made available to Target all SEC Documents filed by it with the SEC since January 1, 2000, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Acquiror complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Acquiror, including the notes thereto, included in the SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Acquiror at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).

        3.5 NO CONFLICTS. The execution and delivery by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which each is a party does not, and the performance by Acquiror and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of either Acquiror or Merger Sub;

                (b) conflict with or result in a violation or breach of any Law or Order applicable to either Acquiror or Merger Sub or its Assets or Properties or require any consent or approval of or any notice or filing with any Governmental or Regulatory Authority, except for (i) the filing of the California Agreement of Merger, (ii) the filing of a Form 8-K with the SEC within 15 days after the execution of this Agreement and 15 days after the Effective Time, (iii) the approvals, permits and filings contemplated by Sections 1.12 and 5.1(c) hereof, (iv) such consents, approvals, orders, authorizations, registrations, notices or filings as may be required under applicable state or federal securities laws, (v) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable as a result of the Merger, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have an Acquiror Material Adverse Effect; or

                (c) except as would not have an Acquiror Material Adverse Effect, (i) conflict with or result in a violation or breach of,
        (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require either Acquiror or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon either Acquiror or Merger Sub or any of its Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which either Acquiror or Merger Sub is a party or by which any of its Assets and Properties are bound.

        3.6 INFORMATION TO BE SUPPLIED BY ACQUIROR AND MERGER SUB. The information supplied by Acquiror and Merger Sub for inclusion in the Permit Application shall not either at the time the fairness hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror and Merger Sub for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Target's shareholders, at the time of the shareholders of Target Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Target Shareholder Action which has become false or misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents.

        3.7 INVESTMENT ADVISORS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Acquiror or Merger Sub.

                                   ARTICLE 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Target agrees (unless Target is required to take such action pursuant to this Agreement or Acquiror shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course of business consistent with past practice, to pay its Liabilities and Taxes consistent with Target's past practices (and in any event when due), to pay or perform other obligations when due consistent with Target's past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and to use its best efforts and institute all policies to (i) preserve intact its present business organization and the rights and privileges pertinent to its business, (ii) keep available the services of its present directors, officers employees and consultants, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule or as required or expressly permitted by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld):

                (a) CHARTER DOCUMENTS: cause or permit any amendments to its articles of incorporation or by-laws;

                (b) DIVIDENDS; CHANGES IN CAPITAL STOCK: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock (or enter into any recapitalization affecting the number of outstanding shares of its capital stock or affecting any of its other securities) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                (c) STOCK OPTION PLANS: accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or grant any Option with an exercise price of less than the fair market value of Target Common Stock on the date the Option was granted (as determined in good faith by Target's board of directors following consultation with, and consistent with the advice provided by, each of Target's and Acquiror's independent public accountants);

                (d) CONTRACTS: subject to paragraph (f) below, enter into any Contract or commitment other than Contracts in the ordinary course of business consistent with past practice which involve total annual payments of less than $50,000 and which are not otherwise material to the business of Target, or violate, amend, terminate or otherwise modify or waive any of the terms of any of its Contracts except in the ordinary course of business;

                (e) ISSUANCE OF SECURITIES: issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Target Common Stock pursuant to the conversion of outstanding shares of Target Preferred Stock and the exercise of Target Options and Target Warrants outstanding as of the date hereof and (ii) the granting of Target Options (and the issuance of Target Common Stock upon exercise thereof) in the ordinary course of business consistent with past practice;

                (f) INTELLECTUAL PROPERTY: transfer to any Person, including pursuant to any license (other than Restricted Implied Licenses), any rights to any Target Intellectual Property;

                (g) EXCLUSIVE RIGHTS: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target's products or technology;

                (h) DISPOSITIONS: sell, lease, license (other than Restricted Implied Licenses) or otherwise dispose of any of Target's properties or assets, except for sales of products in the ordinary course consistent with past practice;

                (i) INDEBTEDNESS: borrow any money or incur any indebtedness, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (j) LEASES AND PURCHASES OF PROPERTY: enter into any lease or contract for the purchase of property, real, personal or mixed, except in the ordinary course of business consistent with past practice;

                (k) PAYMENT OF OBLIGATIONS: pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

                (l) INSURANCE: reduce the amount of any insurance coverage provided by existing insurance policies;

                (m) TERMINATION OR WAIVER: terminate, waive or release any material right or claim;

                (n) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES: pay any bonus, increased salary or special remuneration to any director, officer, employee or independent contractor, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis), or enter into any employment, retention, severance or similar contract or arrangement with any of the foregoing persons, except for offer letters and letter agreements entered into in the ordinary course of business consistent with past practices and normal year-end bonuses in accordance with past practices and in accordance with bonus plans in place as of the date hereof, or adopt, or increase the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any Target except for changes required by applicable law;

                (o) SEVERANCE ARRANGEMENTS: grant any severance or termination pay to any director, officer, consultant or other employee;

                (p) LAWSUITS: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business; PROVIDED that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                (q) ACQUISITIONS: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                (r) TAXES: make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (s) REVALUATION: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

                (t) ACCOUNTING METHODS: except for changes instituted as a result of the preparation of the Audited Financial Statements, change its accounting methods;

                (u) ENCUMBRANCES: encumber or permit to be encumbered any of its properties or assets;

                (v) LIABILITIES: incur any Liability other than in the ordinary course of business consistent with past practice or as otherwise expressly contemplated by this Agreement;

                (w) LOANS: loan any money to any person or entity, or enter into any obligation as a guarantor, indemnitor or surety for any obligation; or

                (x) OTHER: take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants and agreements in this Agreement or cause any condition to Acquiror's closing obligations in Section 6.1 or Section 6.3 not to be satisfied.

        4.2 NO SOLICITATION. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Target will not take, nor will Target permit any of Target's officers, directors, employees, shareholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, "REPRESENTATIVES") to (directly or indirectly), take any of the following actions with any Person other than Acquiror and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal (a "COMPETING PROPOSED TRANSACTION"), with respect to any possible Business Combination with Target, (b) provide information with respect to Target to any Person, other than Acquiror, relating to (or which Target believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with Target, (c) agree to, enter into a Contract with any Person, other than Acquiror, providing for, or approve a Business Combination with Target ,
(d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with Target other than by Acquiror, or (e) authorize or permit any of Target's Representatives to take any such action. Target shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if Target receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, Target shall immediately notify Acquiror thereof and provide Acquiror with the details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep Acquiror fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of Target and its Representatives set forth in the previous sentence. Each of Target and Acquiror acknowledge that this
Section 4.2 was a significant inducement for Acquiror to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the merger consideration to be paid to the shareholders of Target or (ii) a failure to induce Acquiror to enter into this Agreement.

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

        5.1   INFORMATION STATEMENT; PERMIT APPLICATION.

                (a) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, the Information Statement for the shareholders of Target to approve this Agreement, the California Agreement of Merger and the transactions contemplated hereby. Target shall use its best efforts to ensure that the Information Statement complies with the California Code and other applicable Laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the board of directors of Target that Target's shareholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are advisable and fair and reasonable to, and in the best interests of, the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

                (b) As soon as practicable after the execution of this Agreement, Acquiror shall prepare, with the cooperation of Target, and file the Permit Application. Acquiror and Target shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Acquiror shall not include in the Permit Application any information with respect to Target or its affiliates or associates, the form and content of which information shall not have been approved by Target prior to such inclusion.

                (c) In the event that the California Permit cannot be obtained in time to permit the Closing to occur on or before August 31, 2000, then, at Target's election, unless Acquiror shall certify to Target that Acquiror believes in good faith that the California Permit can be obtained within thirty (30) days after such date, Acquiror and Target shall use commercially reasonable efforts to effect the issuance of the shares of Acquiror Common Stock to be issued pursuant to Section 1.6 in a private placement pursuant to Section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Acquiror. The parties hereto acknowledge and agree that in such event: (i) as a condition to effecting such issuance as a private placement pursuant to
        Section 4(2) of the Securities Act, Acquiror shall be entitled to obtain from each shareholder of Target a Shareholder Certificate in the form attached hereto as EXHIBIT B (or such other form as shall be reasonably satisfactory to Acquiror) (the "SHAREHOLDER CERTIFICATE") and which will include an acknowledgement from each such shareholder that Acquiror will be relying upon the representations made by such shareholder of Target in the applicable Shareholder Certificate in connection with the issuance of Acquiror Common Stock to such shareholder, (ii) at the Closing, Acquiror and Target shall execute and deliver a backup registration rights agreement (the "BACKUP REGISTRATION RIGHTS AGREEMENT") granting registration rights with respect to the shares subject to terms, conditions, limitations, blackout periods and postponement rights reasonably acceptable to the parties; (iii) the shares of Acquiror Common Stock so issued pursuant to Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; and
        (iv) the certificates representing the shares of Acquiror Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

        5.2 SHAREHOLDER APPROVAL. As soon as practicable following the completion of the Information Statement and receipt, after the filing of the Permit Application, of a date for the fairness hearing to be held pursuant to
Section 25142 of the California Code, Target shall mail the Information Statement together with written notice of this Agreement and the proposed Merger to all Target shareholders and shall use its best efforts to take all other action necessary in accordance with the California Code and its Articles of Incorporation and By-laws to convene a meeting of the shareholders of Target or to secure the written consent of its shareholders ("TARGET SHAREHOLDER ACTION") within 10 Business Days after the California Permit is obtained. Target shall submit this Agreement to its shareholders for adoption whether or not Target's board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its shareholders reject it. Target shall consult with Acquiror regarding the date of Target Shareholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the shareholders of Target without the consent of Acquiror, which consent shall not be unreasonably withheld. Target shall use its best efforts to solicit and obtain from shareholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

        5.3 ACCESS TO INFORMATION. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice Target shall (a) give Acquiror and its officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all Books and Records of Target, whether located on the premises of Target or at another location; (b) permit Acquiror to make such inspections as they may require;
(c) cause its officers to furnish Acquiror such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of Target as Acquiror from time to time may request, including without limitation access to all Intellectual Property of Target (including all licensing agreements with respect to Intellectual Property), Tax Returns, financial statements and schedules subject to Acquiror's compliance with Target's existing confidentiality agreements; (d) allow Acquiror the opportunity to interview such employees and other personnel and Affiliates of Target with Target's prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Acquiror in the development of integration plans for implementation by Acquiror and the Surviving Corporation following the Effective Time; PROVIDED, HOWEVER, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Target herein. Materials furnished to Acquiror pursuant to this
Section 5.3 may be used by Acquiror for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.


        5.4 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep the existence and terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; PROVIDED, HOWEVER, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of Law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (e) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action) or (f) which is disclosed in the course of any Action or Proceeding between any of the parties hereto. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated April 17, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Acquiror and its officers, employees, accountants and counsel by Target, and all information furnished to Target by Acquiror and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreement, and Acquiror and Target shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective subsidiaries, officers, employees, accountants and counsel.

        5.5 EXPENSES. Whether or not the Merger is consummated, all costs, fees and expenses incurred by Acquiror or Target in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Merger shall be the obligation of the respective party incurring such costs, fees and expenses; PROVIDED, HOWEVER that in the event the Merger is consummated, the Surviving Corporation shall be liable for up to $400,000 of the costs, fees and expenses incurred by Target (including fees and expenses of legal counsel and accountants) and the costs, fees and expenses of Target in excess of $400,000 paid or payable by Target in connection with this Agreement or the Merger shall be the obligation of the Target's shareholders. No later than the second Business Day prior to Closing, Target shall deliver to Acquiror an itemized schedule of all costs, fees and expenses incurred by Target with respect to this Agreement and the Merger (including a reasonable estimate of costs, fees and expenses through the Closing Date) and such schedule shall be certified as true, correct and complete by the Chief Financial Officer of Target (the "TARGET EXPENSE SCHEDULE"). Based on such schedule, Acquiror shall reduce the number of shares of Acquiror Common Stock issuable in the Merger by the amount of Target's costs, fees and expenses for which Target's shareholders are liable pursuant to this Section 5.5 (the "MERGER EXPENSE SET-OFF"). If Acquiror or the Surviving Corporation receives any invoices and thereafter pays amounts in excess of the costs, fees and expenses set forth in the Target Expense Schedule, and the Target Shareholders do not promptly reimburse Acquiror or the Surviving Corporation therefor, such amounts shall constitute a "Loss" recoverable by Acquiror from the Escrow Fund pursuant to Article 7 hereof, without regard to any minimum Loss thresholds. Each party hereto agrees to use its best efforts to minimize its costs, fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

        5.6 PUBLIC DISCLOSURE. Target understands that Acquiror is a public company, and that until the transactions contemplated by this Agreement are public, Target and those whom it advises of this transaction (which shall only be on a "need to know" basis" or as otherwise permitted by this Agreement) may be privy to material inside information; accordingly, Target understands, and Target has apprised those of its respective officers, directors, shareholders and agents who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in the securities of Acquiror. Unless otherwise required by Law (including federal and state securities laws) or, as to Acquiror, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquiror and Target prior to release; PROVIDED, HOWEVER, that such approval shall not be unreasonably withheld or delayed. The parties hereto acknowledge their intent to issue a joint press release simultaneous with the signing of this Agreement. The joint press release shall provide a brief summary of the agreement in principal between the parties and the principal closing conditions, including the approval by Target shareholders and the anticipated closing date.

        5.7 APPROVALS. Each of Target and Acquiror shall use its best efforts to obtain all Approvals required to be obtained by it from Governmental or Regulatory Authorities and Target shall use its best efforts to obtain all Approvals under any of the Contracts or other agreements as may be required in connection with the Merger (all of such Approvals are set forth in the Disclosure Schedules) so as to preserve all rights of and benefits to Target thereunder. Acquiror and Target shall provide each other with such assistance and information as is reasonably required to obtain such Approvals.

        5.8 FIRPTA COMPLIANCE. On or prior to the Closing Date, Target shall deliver to Acquiror a properly executed statement in a form reasonably acceptable to Acquiror for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3); and simultaneously with the delivery of such statement, Target shall deliver to Acquiror, as agent for Target, a form of notice to the IRS in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) along with a written authorization for Acquiror to deliver such notice form to the IRS on behalf of Target upon the consummation of the Merger.

        5.9 NOTIFICATION OF CERTAIN MATTERS. Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Target or Acquiror, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 LOCK-UP AGREEMENTS. Target shall cause each person who immediately prior to the Effective Time holds shares of Target Capital Stock or holds Target Options or Target Warrants to enter into a Lock-up Agreement with Morgan Stanley Dean (each, a "Lock-up Agreement") on the same terms and conditions (including the expiration date) as the lock-up agreements executed by the Acquiror stockholders in connection Acquiror's initial public offering, a form of which is attached hereto as EXHIBIT C. The holders of Target Capital Stock each shall be released from their respective Lock-up Agreement in the same proportion and on the same terms as other Acquiror stockholders generally are released from their lock-up agreements prior to the expiration of the lock-up period.

        5.11 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party agrees to use commercially reasonable efforts to effectuate the transactions contemplated hereby and to cause the conditions to its obligations to consummate the Merger to be satisfied. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person required in connection with the Merger; PROVIDED, HOWEVER, that Acquiror shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.12 DIRECTORS' AND OFFICERS' INDEMNIFICATION. Acquiror, Target, Merger Sub and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the directors or officers of Target (the "TARGET INDEMNIFIED PARTIES") as provided in its articles of incorporation or by-laws or indemnification agreements as in effect on the date of this Agreement shall continue in full force and effect for a period of not less than three years from the Closing Date; PROVIDED, HOWEVER, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Target Indemnified Party's conduct complies with the standards set forth in the certificate of incorporation or by-laws or indemnification agreements of the Surviving Corporation or otherwise shall be made by independent counsel selected by the Surviving Corporation reasonably satisfactory to Target Indemnified Party (whose fees and expenses shall be paid by the Surviving Corporation). Notwithstanding anything to the contrary in this Section 5.12, Acquiror, Merger Sub and the Surviving Corporation shall not be liable for any amounts payable resulting from any claim or action brought by any officer or director of Target or any of their Affiliates. Target hereby represents and warrants to Acquiror and Merger Sub that no claim for indemnification has been made by any director or officer of Target and, to the knowledge of Target, no basis exists for any such claim for indemnification.

        5.13 FORM S-8. Acquiror shall file a registration statement on Form S-8 for the shares of Acquiror Common Stock issuable with respect to assumed Target Options promptly after the Effective Time to the extent the shares of Acquiror Common Stock issuable upon exercise of such Target Options qualify for registration on Form S-8.

        5.14 NNM LISTING OF ADDITIONAL SHARES APPLICATION. Acquiror shall use its commercially reasonable efforts to notify the NNM of the shares of Acquiror Common Stock required to be reserved for issuance in connection with the Merger.

        5.15   DELIVERY OF FINANCIAL STATEMENTS; TARGET'S AUDITORS.

                (a) Target will cause its management and its independent auditors to complete and deliver to Acquiror the Audited Financial Statements as soon as practicable after the date hereof and to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Acquiror to comply with applicable SEC regulations, (ii) the review of any Target audit or review work papers, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from Target's independent accountants as may be reasonably requested by Acquiror or its accountants.

                (b) Within 20 days after the end of each month prior to the Effective Time, Target shall deliver to Acquiror a copy of the financial statements prepared for Target's management for such month.

        5.16   TERMINATION OF 401(k) PLAN AND TARGET STOCK PLAN.

                (a) Unless Acquiror requests otherwise in writing, the board of directors of Target shall adopt resolutions terminating, effective prior to the Closing Date, any Plan which is intended to meet the requirements of Section 401(k) of the Internal Revenue Code, and which is sponsored, or contributed to, by Target or any Subsidiary (the "TARGET 401(k) PLAN"). At the Closing, Target shall provide Acquiror (i) executed resolutions of the board of directors of Target authorizing such termination and (ii) an executed amendment to Target 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the Target 401(k) Plan will be maintained at the time of termination.

                (b) Unless Acquiror requests otherwise in writing, the board of directors of Target shall adopt resolutions terminating, effective immediately following the Merger, the Target Stock Plan. At the Closing, Target shall provide Acquiror (i) executed resolutions of the board of directors of Target authorizing such termination and (ii) such other documentation as Acquiror shall reasonably request evidencing and effecting such termination.

        5.17 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of Target will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

        5.18 TARGET REPURCHASE RIGHTS. Target will exercise any rights that mature between the date hereof and the Effective Time to repurchase any outstanding shares of Target Capital Stock at the price at which such shares were issued.

        5.19 CHANGE OF MERGER FORM. Target agrees that in the event Acquiror requests that the transactions contemplated hereby be effected through a different form of merger (including a forward triangular merger) than the form presently contemplated herein, Target shall cooperate with Acquiror in effecting the alternative form of merger and will take all reasonably necessary action towards such end, including, but not limited to the execution of any amendments to this Agreement, PROVIDED that such amendments relate only to the alternative form of merger and any related matters and do not include any other substantive changes not otherwise agreed between the parties and PROVIDED FURTHER that Acquiror shall reimburse Target for any Losses and any reasonable additional costs incurred by it in connection with any change in the form of the merger.

        5.20 INTELLECTUAL PROPERTY. Target shall give Acquiror prompt notice if any Person shall have (a) commenced, to the Target's knowledge, or shall have notified Target that it intends to commence, an Action or Proceeding or
(b) provided Target with notice, in either case of (a) or (b) which allege(s) that any of the Intellectual Property, including Target Intellectual Property, presently embodied, or proposed to be embodied, in Target's products or utilized in Target-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that Target does not otherwise own or have the right to exploit such Intellectual Property, including Target Intellectual Property. Target shall cooperate with Acquiror in making arrangements, prior to the Closing Date, satisfactory to Acquiror in its sole discretion to effect the assignment to Target of all Intellectual Property created by Target's founders, employees and consultants within the scope of their employment with Target or, with respect to Intellectual Property created by Target's founders, which is otherwise used in or related to the conduct of Target's business as currently conducted or proposed to be conducted (including certain Intellectual Property created by Target's founders prior to Target's incorporation), and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto. Target shall take commercially reasonable actions to maintain, perfect, preserve or renew Target Registered Intellectual Property, including, without limitation, the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to Target Registered Intellectual Property, received from Governmental or Regulatory Authorities. At the Closing, Target will notify Acquiror of all material actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew Target Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

        5.21 DELIVERY OF STOCK LEDGER AND MINUTE BOOK OF TARGET. Target shall deliver its stock ledger and minute book to Acquiror at the Closing.

        5.22 TARGET AFFILIATE AGREEMENTS. Target shall cause to be delivered prior to the Effective Time to Acquiror a Target Affiliate Agreement (the "Target Affiliate Agreements") in the form attached hereto as EXHIBIT D from all Affiliates of Target listed in Section 2.32 of the Target Disclosure Schedule and any person who to the knowledge of Target may be deemed to have become an Affiliate of Target after the date of this Agreement and prior to the Effective Time. The foregoing notwithstanding, Acquiror shall be entitled to place legends as specified in the Target Affiliate Agreements on the certificates evidencing any of the Acquiror Common Stock to be received by (i) any Affiliate of Target or (ii) any Person Acquiror reasonably identifies to Target as being a Person who may be deemed an "affiliate" within the meaning of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Acquiror Common Stock, consistent with the terms of the Target Affiliate Agreements, regardless of whether such Person has a executed a Target Affiliate Agreement and regardless of whether such Person's name appears in Section 2.32 of the Target Disclosure Schedule.

        5.23 AUDIT RESPONSE LETTERS. As soon as available, Target shall deliver to Acquiror all responses of counsel to Target to requests by the Independent Auditor for information (together with updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting Target. No disclosures contained in any document delivered pursuant to this Section 5.23 shall affect or be deemed to modify any representation or warranty made by Target herein.

        5.24 EMPLOYEES. Subject to the execution and delivery to Acquiror of an agreement specified in Section 6.3(g)(iii) by each employee of Target, the Surviving Corporation shall not terminate except for Cause any of the employees who are actively employed with the Target on the Closing Date (the "EMPLOYMENT COMMENCEMENT DATE") during the six months following the Employment Commencement Date. For the purposes of this Section, "CAUSE" shall mean, with respect to each employee, (i) such employee's continued failure substantially to perform his or her duties of employment (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by Acquiror or the Surviving Corporation to such employee of such failure, (ii) dishonesty in the performance of such employee's duties, (iii) an act or acts on such employee's part constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) such employee's willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is injurious to the financial condition or business reputation of Acquiror, the Surviving Corporation or any of their affiliates or (v) if applicable, such employee's breach of any material provisions of his or her employment agreement. Any Target employee who is terminated without Cause during such six-month period shall receive a severance, paid by Acquiror, equal to the amount of salary such employee would have received if the employee had been employed by the Surviving Corporation for the remainder of the six month period. After the Effective Time, Target employees shall be included in Acquiror's benefit plans and all Target Plans will be terminated at Closing or as soon thereafter as is practicable. Acquiror shall grant all the employees of the Target credit for all service with the Target prior to the Effective Time for purposes of determining eligibility, vesting, benefit accruals and benefit levels under Acquiror's benefit plans to the extent permitted by such plans.

        5.25 TERMINATION OF CERTAIN LICENSES. Target will use its best efforts to obtain and deliver to Acquiror prior to the Closing, written terminations of the Licenses listed in Section 2.16(f)(ii) of the Target Disclosure Schedule.



                                   ARTICLE 6
                            CONDITIONS TO THE MERGER

        6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) GOVERNMENTAL AND REGULATORY APPROVALS. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained; and if any waiting period is or becomes applicable to the consummation of the Merger, such waiting period shall have expired or been terminated.

                (b) NO INJUNCTIONS OR REGULATORY RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Acquiror were to agree to limitations on its business activities or operations.

                (c) LEGAL PROCEEDINGS. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                (d) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted (including by written consent) by the requisite votes of Target's shareholders in accordance with the California Code.

        6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

                (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than any representation or warranty which by its express terms is made solely as of a specified earlier date which shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date).

                (b) PERFORMANCE. Acquiror and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Acquiror or Merger Sub at or before the Closing.

                (c) OFFICERS' CERTIFICATES. Acquiror and Merger Sub shall each have delivered to Target a certificate, dated the Closing Date and executed by its President or any Vice President (but without any personal liability attaching thereto) certifying as to the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b).

                (d) LEGAL OPINION. Target shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, counsel to Acquiror, in form and substance reasonably satisfactory to Target and its counsel.

                (e) FAIRNESS HEARING AND CALIFORNIA PERMIT; PRIVATE PLACEMENT ALTERNATIVE. Either (i) the fairness hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California, or
        (ii) if the issuance of the shares of Acquiror Common Stock pursuant to
        Section 1.6 is effected in a private placement pursuant to Section 4(2) of the Securities Act, Acquiror shall have executed and delivered the Backup Registration Rights Agreement in conformity with Section 5.1(c) and otherwise in form and substance reasonably satisfactory to Target (and such Backup Registration Rights Agreement shall be in full force and effect).

        6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

                (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Target in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than any representation or warranty which by its express terms is made solely as of a specified earlier date which shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date).

                (b) PERFORMANCE. Target shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Target on or before the Closing Date.

                (c) OFFICERS' CERTIFICATES. Target shall have delivered to Acquiror a certificate, dated the Closing Date and executed by the Chief Executive Officer and principal accounting officer of Target (but without any personal liability attaching thereto) certifying as to the fulfillment of the conditions specified in Sections 6.3(a) and 6.3(b).

                (d) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained the consents, approvals and waivers listed in Section 2.6 of the Target Disclosure.

                (e) FAIRNESS HEARING AND CALIFORNIA PERMIT; PRIVATE PLACEMENT ALTERNATIVE. The fairness hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California. In the alternative, (i) each of the shareholders of Target shall have delivered an executed copy of the Shareholder Certificate, (ii) Target shall have executed and delivered the Backup Registration Rights Agreement in conformity with Section 5.1(c) and otherwise in form and substance reasonably satisfactory to Acquiror (and such Backup Registration Rights Agreement shall be in full force and effect)and
        (iii) Acquiror shall be reasonably satisfied that the shares of Acquiror Common Stock to be issued in connection with the Merger pursuant to
        Section 1.6(a) are issuable without registration pursuant to
        Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

                (f) LEGAL OPINION. Acquiror shall have received a legal opinion from Morrison & Foerster LLP, legal counsel to Target, in form and substance reasonably satisfactory to Acquiror and its counsel.

                (g) DELIVERY OF AGREEMENTS.

                        (i) Each of Gerard Yurgelites and Lawrence Liu shall have entered into an Employment Agreement for an initial term of two years and otherwise substantially in the form attached as EXHIBIT E.

                        (ii) Each Person who is a holder of Target Capital Stock, Target Options or Target Warrants immediately prior to the Effective Time shall have executed and delivered to Acquiror a Lock-up Agreement.

                        (iii) All employees and consultants of Target shall have executed and delivered to Acquiror a Confidentiality, Proprietary Information and Inventions, and Non-Solicitation Agreement substantially in the form attached hereto as EXHIBIT F.

                        (iv) Each Person who is an Affiliate of Target shall have executed and delivered to Acquiror a Target Affiliate Agreement in accordance with Section 5.22 hereof.

                (h) TARGET SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted (including by written consent) by the holders of at least 90% of the outstanding shares of Target Capital Stock, and holders of no more than 10% of the outstanding shares of Target Capital Stock shall have voted against the Merger or demanded appraisal rights under the California Code (it being understood that the period in which shareholders may demand appraisal rights may not have expired prior to the Closing Date).

                (i) NO MATERIAL ADVERSE CHANGE. There shall have occurred no Target Material Adverse Effect since the date hereof.

                (j) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental or Regulatory Authority materially limiting or restricting Acquiror's conduct or operation of the business of Target following the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or other Governmental or Regulatory Authority, domestic or foreign, seeking the foregoing be pending.

                (k) TARGET INTELLECTUAL PROPERTY. No Person shall have
        (i) commenced, or shall have notified either party to this Agreement that it intends to commence, an Action or Proceeding or (ii) provided Target with notice, in either case which allege(s) that any of the Intellectual Property, including Target Intellectual Property, presently embodied, or proposed to be embodied, in Target's products or utilized in Target-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that Target does not otherwise own or have the right to exploit such Intellectual Property, including Target Intellectual Property, unless such Person shall have withdrawn such notice and abandoned any such Action or Proceeding prior to the time which otherwise would have been the Closing Date.

                (l) ASSIGNMENT OF INTELLECTUAL PROPERTY. Arrangements satisfactory to Acquiror in its sole discretion shall have been made to effect the assignment to Target of all Intellectual Property created by Target's founders, employees and consultants within the scope of their employment or, with respect to Intellectual Property created by Target's founders, which is otherwise used in or related to the conduct of Target's business as currently conducted or proposed to be conducted (including certain Intellectual Property created by Target's founders prior to Target's incorporation), and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto.

                (m) SHAREHOLDER APPROVAL OF CERTAIN PAYMENTS. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all applicable requirements of such
        Section 280G(b)(5)(B) and the proposed Treasury regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed regulations.

                (n) CERTAIN WAIVERS AND ACTIONS. (i) All outstanding Target Warrants that would otherwise be outstanding at or immediately prior to the Effective Time shall have been exercised in full, by means of a net exercise (if permitted by the terms thereof, and if not permitted, then by cash exercise), for shares of Target Capital Stock prior to the Effective Time (and thereafter converted, as applicable, into shares of Target Common Stock) and, if a cash exercise, the exercise price therefor shall have been received by Target; (ii) the holders of all outstanding Target Warrants shall have executed and delivered to Target waivers of notice with respect to the notice that would otherwise be applicable to the Merger; and (iii) the holders of all outstanding shares of Target Series A Preferred Stock, Target Series B Preferred Stock and Target Series C Preferred Stock shall have executed and delivered waivers to Acquiror and Target, in form reasonably acceptable to Acquiror, accepting the consideration provided by Section 1.6 of this Agreement in lieu of any other consideration that might be claimed by any such holder pursuant to Target's articles of incorporation and unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration.

                (o) TERMINATION OF 401(k) PLAN AND TARGET STOCK PLAN. Prior to the Closing Date, unless Acquiror shall have directed otherwise pursuant to Section 5.16, Target shall have (i) terminated the Target 401(k) Plan and no further contributions shall have been made to the Target 401(k) Plan and (ii) taken all action necessary to terminate the Target Stock Plan immediately following the Effective Time.

                (p) CONVERSION OF TARGET INDEBTEDNESS. All outstanding Indebtedness of Target that is convertible or exchangeable into shares of Target Capital Stock shall have been converted or exchanged into shares of Target Capital Stock immediately prior to the Effective Time.

                (q) FINANCIAL STATEMENTS. Target shall have delivered or cause to be delivered to Acquiror the Audited Financial Statements.

                (r) FIRPTA COMPLIANCE. Target shall have executed and delivered to Acquiror the certificate and notice required by Section 5.8.

                (s) RESIGNATIONS. The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time, unless otherwise provided by Acquiror (including pursuant to any employment agreement between Acquiror and any such individual).

                (t) TERMINATION OF SHAREHOLDERS AGREEMENTS. All provisions of all agreements among Target and any security holders or option holders, or among any Target security holders or option holders, providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of Target securities, requiring Target to obtain consent or approval from any such security holder or option holder prior to the taking or failing to take any action (other than any agreement executed pursuant to this Agreement), shall have been terminated effective immediately prior to the Effective Time.

                (u) TERMINATION OF SMART MODULAR LICENSE. Target's SMART Modular License shall have terminated in accordance with its terms at the Effective Time and Target shall have delivered to Acquiror a certificate executed on behalf of SMART acknowledging such termination.

                (v) DEPOSITARY AGENT. The Depositary Agent shall have either executed a joinder agreement pursuant to which the Depositary Agent shall have become a party to this Agreement for purposes of Article 7 hereof or the Depositary Agent, Target and the Shareholder Agent shall have executed an escrow agreement containing substantially the same terms as set forth in Article 7 hereof.

                                    ARTICLE 7
             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS; ESCROW PROVISIONS

        7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Acquiror or Target (whether or not exercised) to investigate the affairs of Acquiror or Target (whether pursuant to Section 5.3 or otherwise) or a waiver by Acquiror or Target of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except as otherwise provided in Section 9.5, all of the representations, warranties, covenants and agreements of Target and Acquiror contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date (the "EXPIRATION DATE").

        7.2   ESCROW PROVISIONS.

                (a) ESTABLISHMENT OF THE ESCROW FUND. As soon as practicable after the Effective Time, the Escrow Amount will be deposited with the Depositary Agent (plus a proportionate share of any additional shares of Acquiror Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Acquiror following the Effective Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. Notwithstanding the references in this Agreement to the "escrow" and the Escrow Fund, the parties acknowledge and agree that the Depositary Agent is acting as a depository and not as an escrow agent pursuant to this Article 7. The shares of Acquiror Common Stock that make up the Escrow Fund shall be deducted from the shares otherwise allocable to the Target shareholders on a pro rata basis (based on the number of shares of Target Capital Stock held by each Target shareholder) or as otherwise provided in writing to Acquiror by Target prior to the Closing.

                (b) RECOURSE TO THE ESCROW FUND. The Escrow Fund shall be available to compensate Acquiror and its officers, directors, employees, agents, Affiliates and Associates for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Acquiror, its officers, directors, employees, agents, Affiliates or Associates, directly or indirectly, as a result of (i) any inaccuracy or breach of any representation, warranty, covenant or agreement of Target contained herein or in the Ancillary Documents or in any instrument delivered pursuant to this Agreement; (ii) any amount to which Acquiror is entitled pursuant to Section 5.5; and (iii) any Losses incurred by Target or the Surviving Corporation over $200,000 to settle or otherwise resolve Target's litigation described in Section 2.12 of the Target Disclosure Schedules. Notwithstanding the foregoing, Acquiror may not make any claims against the Escrow Fund pursuant to clause (i) of the preceding sentence with respect to breaches of Target's representations and warranties unless the aggregate Losses incurred or sustained in respect of all such breaches exceed $250,000 (at which time claims may be made for all Losses incurred or sustained). The shareholders of Target shall not have any liability under this Agreement in excess of the Escrow Fund, except in the event of fraud or intentional misrepresentation by Target with respect to any of its representations, warranties, agreements or covenants contained in this Agreement, the Ancillary Agreements or in any other instrument or document required to be delivered pursuant to this Agreement in connection herewith. In the event of fraud or intentional misrepresentation, Acquiror shall have all remedies available at law or in equity (including for tort); PROVIDED, HOWEVER, that Acquiror shall not proceed against any shareholder of Target to recover any Losses until the Escrow Fund shall have been exhausted; and PROVIDED FURTHER, that in no event shall any shareholder of Target have any liability in excess of the Merger Consideration received by such shareholder (with any shares of Acquiror Common Stock being valued at the Closing Price). Notwithstanding the foregoing, nothing in this Agreement shall limit (i) Acquiror's rights to specific performance or injunctive relief with respect to any breach by Target of any of Target's covenants or agreements contained herein or in any other instrument or document delivered or required to be delivered pursuant to this Agreement or (ii) any liability of any holder of Target
        Capital Stock, Target Options or Target Warrants for any breach of any agreement executed by such Person in connection with the consummation of the transactions contemplated hereby.

                (c) ESCROW PERIOD; DISTRIBUTION OF ESCROW FUND. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Central Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "ESCROW PERIOD"). If there are no unsatisfied claims pending against the Escrow Fund on the date which is 180 days after the Effective Time, then, as soon as practicable after such date, a number of shares of Acquiror Common Stock equal to one-half of the Escrow Amount less the number of shares of Acquiror Common Stock theretofore paid out of the Escrow Fund in satisfaction of Losses, shall be distributed to the former holders of Target Capital Stock in accordance with this Section 7.2(c). On the Expiration Date the shares of Acquiror Common Stock remaining in the Escrow Fund shall be distributed as set forth in this Section 7.2(c); PROVIDED, HOWEVER, that if there are then pending any claims against the Escrow Fund any unsatisfied claims under this Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period, such number of shares of Acquiror Common Stock that is necessary in the reasonable judgment of Acquiror, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner as provided in Section 7.2(g) hereof, to satisfy such claims shall be retained in the Escrow Fund until such time as all such claims shall have been satisfied. As soon as all such claims have been resolved, the Depositary Agent shall deliver to the former holders of Target Capital Stock any shares of Acquiror Common Stock remaining after the resolution of such claims. Deliveries of shares of Acquiror Common Stock from the Escrow Fund to the former holders of Target Capital Stock pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund. Each shareholder of Target who would otherwise be entitled to a fraction of a share of Acquiror Common Stock upon any distribution pursuant to this Section 7.2(c) shall be entitled to receive from Acquiror in lieu of such fractional share an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

                (d) PROTECTION OF ESCROW FUND.

                        (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (ii) Any cash, property or securities (including Equity Equivalents) issued or distributed by Acquiror ("DISTRIBUTIONS") in respect of Acquiror Common Stock shall be paid or made to the former holders of Target Capital Stock ratably in proportion to their respective contributions to the Escrow Fund, whether or not such shares of Acquiror Common Stock have been released from the Escrow Fund; PROVIDED, that any Distribution payable ratably to all holders of Acquiror Common Stock in the form of additional shares of Acquiror Common Stock, or entitling the holder thereof to receive, directly or indirectly, additional shares of Acquiror Common Stock, and any securities issued in exchange for Acquiror Common Stock, shall remain part of the Escrow Fund and shall not be paid to the former holders of Target Capital Stock to the extent such Distributions are paid in respect of shares of Acquiror Common Stock that have not been released from the Escrow Fund shall be added to the Escrow Fund.

                        (iii) Each stockholder shall have voting rights with respect to the shares of Acquiror Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Acquiror Common Stock).

                (e) CLAIMS UPON ESCROW FUND.

                        (i) Upon receipt by the Depositary Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "OFFICER'S CERTIFICATE"): (A) stating that Acquiror has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, for which Acquiror is entitled to indemnification pursuant to Section 7.2(b), (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, and the date each such item was paid or properly accrued, or an estimate of the amount (and the basis therefor) for any anticipated Losses, and (C) the nature of the Losses and the clause in Section 7.2(b) under which indemnification for each such Loss is available, the Depositary Agent shall, subject to the provisions of
Section 7.2(f) hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, shares of Acquiror Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Acquiror is that Acquiror reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.

                        (ii) For the purposes of determining the number of shares of Acquiror Common Stock to be delivered to Acquiror out of the Escrow Fund pursuant to Section 7.2(e)(i), the shares of Acquiror Common Stock shall be valued at the Closing Price.

                (f) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of 30 days after such delivery, the Depositary Agent shall make no delivery to Acquiror of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Depositary Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such 30 day period, the Depositary Agent shall make delivery of shares of Acquiror Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such 30 day period.

                (g) RESOLUTION OF CONFLICTS; ARBITRATION.

                        (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof.

                        (ii) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by Acquiror and one selected by the Shareholder Agent, and the two arbitrators selected by Acquiror and the Shareholder Agent shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                        (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the City of Austin and County of Travis, Texas, under the commercial rules of arbitration then in effect of the American Arbitration Association. Each party shall bear is own expenses (including attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrators (or if not so allocated, shall be borne equally by Acquiror, on the one hand, and the former holders of Target Capital Stock, on the other hand).

                (h) SHAREHOLDER AGENT; POWER OF ATTORNEY.

                        (i) In the event that the Merger is approved by the shareholders of Target, effective upon such vote, and without further act of any shareholder, Charles Welch shall be appointed as agent and attorney-in-fact (the "SHAREHOLDER AGENT") for each Shareholder of Target (except such shareholders, if any, as shall have perfected their appraisal or dissenters' rights under the California Code), for and on behalf of shareholders of Target, to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of Target from time to time upon not less than 30 days prior written notice to Acquiror; PROVIDED, HOWEVER, that the Shareholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of Target.

                        (ii) The Shareholder Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Shareholder Agent while acting in good faith and any act done or suffered or omitted hereunder pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholder Agent may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Agent based on such advice, the Shareholder Agent shall not be liable to anyone. The Shareholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Shareholder Agent

                        (iii) The Shareholder Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

                (i) ACTIONS OF THE SHAREHOLDER AGENT. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Depositary Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of Target. The Depositary Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                (j) THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim (a "THIRD PARTY CLAIM") which Acquiror reasonably expects may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the shareholders of Target, shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any Third Party Claim; PROVIDED, HOWEVER, that if Acquiror settles any Third Party Claim without the Shareholder Agent's consent (which consent shall not be unreasonably withheld or delayed), Acquiror may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Acquiror against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement.

                (k) INDEMNIFICATION FOR SHAREHOLDER AGENT. The shareholders of Target shall, severally and not jointly, on a pro rata basis based on their proportionate ownership interests in Target, indemnify, defend and hold the Shareholder Agent harmless from and against any loss, damage, tax, liability and expense that may be incurred by the Shareholder Agent arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties, except as caused by the Shareholder Agent's gross negligence or willful misconduct, including the legal costs and expenses of defending such Shareholder Agent against any claim or liability in connection with the performance of the Shareholder Agent's duties. The Shareholder Agent shall be entitled, but not limited to, such indemnification from the

        Escrow prior to any distribution thereof to the shareholders of Target, but after any distributions therefrom to Acquiror.

                (l) DEPOSITARY AGENT'S DUTIES.

                        (i) LIMITATION ON DUTIES OF DEPOSITARY AGENT. The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Acquiror and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                        (ii) COMPLIANCE WITH ORDERS. The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

                        (iii) LIMITATIONS ON LIABILITY OF DEPOSITARY AGENT. The Depositary Agent shall not be liable in any respect on account of (A) the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or (B) the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

                        (iv) GOOD FAITH OF DEPOSITARY AGENT. In performing any duties under the Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                        (v) NON-RESPONSIBILITY OF DEPOSITARY AGENT. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Acquiror Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Acquiror Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                        (vi) INDEMNIFICATION OF DEPOSITARY AGENT. Acquiror and its successors and assigns agrees to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the performance of the Depositary Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                        (vii) RESIGNATION OF DEPOSITARY AGENT. The Depositary Agent may resign at any time upon giving at least 30 days written notice to the parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to appoint a successor depositary agent authorized to do business in the State of Texas. The successor depositary agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as Depositary Agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.

                (m) FEES. All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Acquiror. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Acquiror agrees to pay these sums upon demand.

                                   ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                (a) by mutual agreement of Target and Acquiror;

                (b) by Acquiror or Target if: (i) the Effective Time has not occurred before 5:00 p.m. (Central Time) on September 30, 2000 (PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose act or failure to act has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such act or failure to act constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

                (c) by Acquiror if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would:
        (i) prohibit Acquiror's ownership or operation of all or any portion of the business of Target or (ii) compel Acquiror to dispose of or hold separate all or any portion of the Assets and Properties of Target as a result of the Merger;

                (d) by Acquiror if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Target and (i) Target shall not have cured such breach within ten (10) days after notice of such breach to Target (PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the Closing Date;

                (e) by Target if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquiror and (i) Acquiror shall not have cured such breach within ten
        (10) days after notice of such breach to Acquiror (PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not then be satisfied;

                (f) by Acquiror if the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do so; or

                (g) by Acquiror, if the Merger shall not have been approved by the requisite votes of Target's shareholders in accordance with the California Code.

        8.2 EFFECT OF TERMINATION. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target, or their respective officers, directors or shareholders or Affiliates or Associates; PROVIDED, HOWEVER, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 8.2, 9.1, 9.2, 9.4, 9.6, 9.7, 9.9, 9.10,
9.11, 9.12, 9.13 and the applicable definitions set forth in Article 10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 AMENDMENT. Except as is otherwise required by applicable law after the shareholders of Target approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Acquiror and Target may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

        9.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to Acquiror to:

                           Silicon Laboratories Inc.
                           4635 Boston Lane
                           Austin, Texas 78735
                           Facsimile No.: (512) 464-9472
                           Attn: President and Chief Executive Officer
                  with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           301 Congress, Suite 1200
                           Austin, Texas 78701
                           Facsimile No.: (512) 477-5813
                           Attn: S. Michael Dunn

                  If to Target prior to Closing to:

                           Krypton Isolation, Inc.
                           5175 Johnson Drive
                           Pleasanton, California 94588
                           Facsimile No.: (925) 468-0850
                           Attn: President and Chief Executive Officer

                  If to the Shareholder Agent after Closing to:

                           Charles Welch
                           849 Melville Avenue
                           Palo Alto, California 94301
                           Facsimile No.: (408) 330-9208

                  in each case with a copy to:

                           Morrison & Foerster LLP
                           425 Market Street
                           San Francisco, California 94105
                           Facsimile No.: (415) 268-7522
                           Attn: Kristian E. Wiggert, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this
Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this
Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.3 FURTHER ASSURANCES; POST-CLOSING COOPERATION. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

        9.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.5 THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.12 or Article 7.

        9.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.7 HEADINGS. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas; provided however, that the Merger shall be governed by the California Code.

        9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

        9.11 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

        9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   ARTICLE 10
                                   DEFINITIONS

        10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

               "Acquiror" has the meaning ascribed to it in the forepart of this Agreement.

               "Acquiror Common Stock" has the meaning ascribed to it in Recital B to this Agreement.

               "Acquiror Common Stock Consideration" means the Base Acquiror Common Stock Consideration adjusted as follows:

                     (i) the Base Acquiror Common Stock Consideration shall be increased by a number of shares of Acquiror Common Stock calculated by dividing (A) the product of the aggregate per share exercise prices of the Qualified Target Options and Warrants multiplied by the number of shares of Target Common Stock underlying the Qualified Target Options and Warrants, by (B) the Closing Price (with the result rounded to nearest whole share); PROVIDED, that the adjustment pursuant to this clause (i) shall not exceed the number of shares of Acquiror Common Stock obtained by dividing $1,000,000 by the Closing Price; and

                     (ii) the Base Acquiror Common Stock Consideration shall be decreased by the number of shares of Acquiror Common Stock obtained by dividing the Merger Expense Set Off by the Closing Price.

               "Acquiror Common Stock Consideration Value" means the Acquiror Common Stock Consideration multiplied by the Closing Price.

               "Acquiror Disclosure Schedule" has the meaning ascribed to it in the forepart of Article 3.

               "Acquiror Financial Statements" has the meaning ascribed to it in Section 3.4.

               "Acquiror Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the Business or Condition of Acquiror, except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Acquiror competes as a whole or (iii) conditions resulting from the announcement or the pendency of the Merger.

               "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

               "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 10% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

               "Agreement" means this Merger Agreement and Plan of Reorganization, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

               "Ancillary Agreements" has the meaning ascribed to it in
Section 2.2.

               "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

               "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

               "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

               "Audited Financial Statements" means the audited balance sheets of Target as of each of the fiscal years ended April 30, 1999 and April 30, 2000, and the related audited statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended, in each case, including the notes thereto together with the unqualified report of the Independent Auditor with respect thereto.

               "Backup Registration Rights Agreement" has the meaning ascribed to it in Section 5.1(c).

               "Base Acquiror Common Stock Consideration" means the number of shares of Acquiror Common Stock determined by dividing $27,000,000 by the Closing Price; PROVIDED that (i) if the number of shares of Acquiror Common Stock resulting from the foregoing calculation is greater than 675,000 shares, the Base Acquiror Common Stock Consideration shall be 675,000 shares of Acquiror Common Stock and (ii) if the number of shares of Acquiror Common Stock resulting from the foregoing calculation is less than 450,000 shares, the Base Acquiror Common Stock Consideration shall be 450,000 shares of Acquiror Common Stock.

               "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of Target, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

               "Business Combination" means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.

               "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

               "Business or Condition of Acquiror" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Acquiror and its Subsidiaries, in the aggregate.

               "Business or Condition of Target" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of Target.

               "California Agreement of Merger" has the meaning ascribed to it in Section 1.2.

               "California Code" means the California Corporations Code and all amendments and additions thereto.

               "California Permit" has the meaning ascribed to it in Section
1.12.

               "Cash Consideration" shall mean $15,000,000.

               "Certificates" has the meaning ascribed to it in Section 1.11(b).

               "Closing" means the closing of the transactions contemplated by Section 1.2.

               "Closing Date" has the meaning ascribed to it in Section 1.2.

               "Closing Price" means the average closing sales price of Acquiror Common Stock as traded on the NNM and reported by the Wall Street Journal, for the 10 consecutive market trading days ending on (inclusive) the third market trading day prior to the Closing Date.

               "COBRA" has the meaning ascribed to it in Section 2.14(f).

               "Competing Proposed Transaction" has the meaning ascribed to it in Section 4.2.

               "Contract" means any material contract, agreement or other business arrangement (whether oral or written) including:

                        (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                        (b) any continuing contract for the purchase of materials, supplies, equipment or services, which shall be assumed to be material if it involves payments of more than $10,000 annually;

                        (c) any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

                        (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                        (e) any contract for capital expenditures, which shall be assumed to be material if it is in excess of $50,000 in the aggregate;

                        (f) any contract relating to any product or service by Target which is not currently generally available or relating to the development of a product or service by Target whether or not such product or service is intended to be generally available;

                        (g) any contract limiting the freedom of Target to engage in any line of business or to compete with any other Person or pursuant to which Target is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers, potential customers or any class of customers, or any confidentiality, secrecy or non-disclosure contract;

                        (h) any contract pursuant to which Target is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                        (i) any contract with any person with whom Target does not deal at arm's length;

                        (j) any contract that is not terminable by Target upon 30 days (or less) notice by Target without penalty or obligation to make payments based on such termination; or

                        (k) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

               "Depositary Agent" means an institution acceptable to Acquiror and the Shareholder Agent to hold and distribute the Escrow Amount in accordance with Article 7 hereof.

               "Disclosure Schedules" means the Target Disclosure Schedule and the Acquiror Disclosure Schedule.

               "Dissenting Shares" has the meaning ascribed to it in Section
1.10

               "Distributions" shall have the meaning ascribed to it in
Section 7.2(d).

               "Effective Time" has the meaning ascribed to it in Section 1.2.

               "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

               "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including without limitation the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, the Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

               "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority pursuant to an Environmental Law.

               "Equity Equivalents" means securities (including Options to purchase any shares of Target Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               "ERISA Affiliate" means any trade or business (whether or not incorporated) that is under "common control" with Target or a Subsidiary (within the meaning of Section 4001 of ERISA) or with respect to which Target or any Subsidiary could otherwise incur liability under Title IV of ERISA.

               "Escrow Amount" means the number of shares of Acquiror Common Stock obtained by dividing (a) the product of the Total Merger Consideration Value multiplied by 0.10, by (b) the Closing Price.

               "Escrow Fund" has the meaning ascribed to it in Section 7.2(a).

               "Escrow Period" has the meaning ascribed to it in Section 7.2(c).

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

               "Exchange Agent" means EquiServe Trust Company, or such other Person as Acquiror shall designate with Target's reasonable consent..

               "Exchange Ratios" means the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Target Common Stock Exchange Ratio and the Option Exchange Ratio.

               "Expiration Date" has the meaning ascribed to it in Section
7.1.

               "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

               "Good Faith Consultation" means consultation with a Person's independent accountants following disclosure in good faith to such accountants of all facts requested by such accountants or which the specified Person otherwise had reason to believe would be relevant to such accountants' assessment.

               "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

               "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law.

               "Income Tax" means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

               "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

               "Independent Auditor" means an independent nationally recognized accounting firm selected by Target and reasonably approved by Acquiror.

               "Information Statement" has the meaning ascribed to it in
Section 2.31.

               "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

               "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Target.

               "IRS" means the United States Internal Revenue Service or any successor entity.

               "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

               "Leased Real Property(ies)" has the meaning ascribed to it in
Section 2.15(a).

               "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

               "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

               "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

               "Liquidation Value" means, for each series of Target Preferred Stock, the cash amount of the liquidation preference of one share of that series of Target Preferred Stock determined in accordance with Section 3(a) of the Target Charter.

               "Lock-up Agreement" has the meaning ascribed to it in Section
5.10.

               "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

               "Merger" has the meaning ascribed to it in Recital A to this Agreement.

               "Merger Consideration" means the combination of cash and Acquiror Common Stock to which each outstanding share of Target Capital Stock is entitled pursuant to Section 1.6.

               "Merger Expense Set Off" has the meaning ascribed to it in
Section 5.5.

               "NASD" means the National Association of Securities Dealers,
Inc.

               "NNM" means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market.

               "Officer's Certificate" has the meaning ascribed to it in
Section 7.2(e)(i).

               "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

               "Option Consideration Value" means the product obtained by multiplying (a) the number of shares of Target Common Stock underlying all Target Options outstanding at the Effective Time by (b) the Target Common Stock Per Share Value.

               "Option Exchange Ratio" means the quotient obtained by dividing the Target Common Stock Per Share Value by the Closing Price.

               "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

               "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

               "Participation Value" means, for each series of Target Preferred Stock, the cash amount to which one share of that series of Target Preferred Stock is entitled based on the Total Merger Consideration Value as determined in accordance with Sections 2(b)-(d) of the Target Charter (taking into account the Liquidation Value for the series of such share as required by the Target Charter).

               "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

               "Permit" means any license, permit, franchise or authorization.

               "Permit Application" has the meaning ascribed to it in Section 2.31.

               "Person" or "person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association, entity or Governmental or Regulatory Authority.

               "Plan" means any employee benefit fund, plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and any plan, program, policy, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical pay; pension or profit-sharing benefits; deferred compensation; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, maintained, sponsored or contributed to or required to be contributed to by Target.

               "PTO" means the United States Patent and Trademark Office.

               "Qualified Target Options and Warrants" means the Target Options and Target Warrants outstanding on the date of this Agreement other than any Target Option or Target meeting one of the following criteria: (i) any such Target Options and Target Warrants that have an exercise price (as adjusted in accordance with the calculation set forth in Section 1.6(e), but which adjustment, for purposes of this definition, shall be calculated without regard to clause (i) of the definition of "Acquiror Common Stock Consideration" in this Section 10.1) that is greater than the Closing Price,
(ii) any such Target Warrants that are exercisable on a net exercise basis, and (iii) any such Target Options and Target Warrants that have been surrendered, terminated or canceled prior to the Effective Time (other than by reason of a cash exercise thereof).

               "Registered Intellectual Property" shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, registration or filing for registration by Target with any state, government or other public legal authority.

               "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

               "Representatives" has the meaning ascribed to it in Section
4.2.

               "Restricted Implied Licenses" means (a) a license implied as a matter of law of Target Intellectual Property to a manufacturer of a product of Target solely for the purpose of manufacturing such product where the manufacturing cycle is under the contractual control of Target, where the manufacturer has no rights to distribute the product or enter into or grant any sublicense or re-license of any Target Intellectual Property and where the manufacturer must return the product to Target for sale and distribution by Target and (b) licenses implied as a matter of law solely for the use of a product of Target by a purchaser of such product in a revenue sale of such product by Target where the purchaser has no right to enter into or grant any sublicense or re-license of any Target Intellectual Property.

               "Restricted Stock Purchase Agreement" means a Restricted Stock Purchase Agreement in one of the forms attached to the Target Stock Plan or any grant of a Target Option pursuant to which Target has sold Target Restricted Stock or issued Target Stock Purchase Rights or as may otherwise been entered into by Target prior to the date of this

Agreement including the agreements with respect to Target Restricted Stock or Target Stock Purchase Rights listed in Schedule 2.3(d) of the Target Disclosure Schedule.

               "SEC" means the Securities and Exchange Commission or any successor entity.

               "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act or the Securities Act.

               "Securities Act" has the meaning ascribed to it in Section
1.12.

               "Series A Cash Consideration" means, for each share of Series A Preferred, the product obtained by multiplying (a) the sum of the Liquidation Value of the Series A Preferred plus the Participation Value of the Series A Preferred, by (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of the Cash Consideration plus the Acquiror Common Stock Consideration Value less the Option Consideration Value.

               "Series B Cash Consideration" means, for each share of Series B Preferred, the product obtained by multiplying (a) the sum of the Liquidation Value of the Series B Preferred plus the Participation Value of the Series B Preferred, by (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of the Cash Consideration plus the Acquiror Common Stock Consideration Value less the Option Consideration Value.

               "Series C Cash Consideration" means, for each share of Series C Preferred, the product obtained by multiplying (a) the sum of the Liquidation Value of the Series C Preferred plus the Participation Value of the Series C Preferred, by (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of the Cash Consideration plus the Acquiror Common Stock Consideration Value less the Option Consideration Value.

               "Series A Exchange Ratio" means the quotient obtained by dividing (a) the sum of the Liquidation Value of the Series A Preferred plus the Participation Value of the Series A Preferred minus the Series A Cash Consideration, by (b) the Closing Price.

               "Series B Exchange Ratio" means the quotient obtained by dividing (a) the sum of the Liquidation Value of the Series B Preferred plus the Participation Value of the Series B Preferred minus the Series B Cash Consideration, by (b) the Closing Price.

               "Series C Exchange Ratio" means the quotient obtained by dividing (a) the sum of the Liquidation Value of the Series C Preferred plus the Participation Value of the Series C Preferred minus the Series C Cash Consideration, by (b) the Closing Price.

               "Shareholder Agent" has the meaning ascribed to it in Section 7.2(h)(i).

               "Shareholder Certificate" has the meaning ascribed to it in
Section 5.1(c).

               "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by Target, any predecessors of Target, or any entities previously owned by Target, including all soil, subsoil, surface waters and groundwater.

               "Subsidiary" means any Person in which Target or Acquiror, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

               "Support Agreement" has the meaning ascribed to it in Recital C to this Agreement.

               "Surviving Corporation" has the meaning ascribed to it in
Section 1.1.

               "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including without limitation Section 203 of the Delaware Law.

               "Target" has the meaning ascribed to it in the forepart of this Agreement.

               "Target Affiliate Agreements" has the meaning ascribed to it in Section 5.22.

               "Target Capital Stock" means Target Common Stock and Target Preferred Stock.

               "Target Charter" means the Amended and Restated Articles of Incorporation of Target as in effect on the date of this Agreement.

               "Target Common Stock" has the meaning ascribed to it in
Section 2.3.

               "Target Common Stock Cash Consideration" means for each share of Target Common Stock, the product obtained by multiplying (a) the Target Common Stock Per Share Value by (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of the Cash Consideration plus the Acquiror Common Stock Consideration Value less the Option Consideration Value.

               "Target Common Stock Exchange Ratio" means the quotient obtained by dividing (a) the Target Common Stock Per Share Value less the Target Common Stock Cash Consideration, by (b) the Closing Price.

               "Target Common Stock Per Share Value" means the quotient obtained by dividing (a) the Total Merger Consideration Value less the Total Target Preferred Stock Value, by (b) the Total Target Common Stock Outstanding.

               "Target Disclosure Schedule" means the schedules delivered to Acquiror by or on behalf of Target, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by Target in Article 2 of this Agreement or otherwise.

               "Target Financial Statements" means the unaudited balance sheets of Target as of each of the fiscal years ended April 30, 1999 and April 30, 2000 and the related statements of operations, stockholders equity and cash flows for each of the fiscal years then ended.

               "Target Financial Statement Date" means April 30, 2000.

               "Target Indemnified Party" has the meaning ascribed to it in
Section 5.12.

               "Target Intellectual Property" shall mean any Intellectual Property that (a) is owned by; (b) is licensed to; or (c) was developed or created by or for Target (including any Intellectual Property created by any of Target's founders, employees or consultants within the scope of their employment or, with respect to Intellectual Property created by Target's founders, which is otherwise used in or related to the conduct of Target's business as currently conducted or as proposed to be conducted including any Intellectual Property created by any of Target's founders prior to the creation of Target).

               "Target Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the Business or Condition of Target, except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Target competes as a whole or (iii) conditions resulting from the announcement or the pendency of the Merger.

               "Target Option(s)" means any Option (excluding Target Preferred Stock and Target Warrants) to purchase Target Capital Stock.

               "Target Preferred Stock" has the meaning ascribed to it in
Section 2.3.

               "Target Registered Intellectual Property" means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, Target.

               "Target Restricted Stock" means shares of Target Capital Stock purchased pursuant to an exercise of a Target Stock Purchase Right or otherwise which are subject to a repurchase right or a repurchase option by Target.

               "Target Series A Preferred Stock" has the meaning set forth in 2.3.

               "Target Series B Preferred Stock" has the meaning set forth in 2.3.

               "Target Series C Preferred Stock" has the meaning set forth in 2.3.

               "Target Shareholder Action" has the meaning ascribed to it in
Section 2.31.

               "Target Stock Plan" means Target's 1997 Stock Plan.

               "Target Stock Purchase Right" means a right to purchase Target Restricted Stock granted pursuant to the Target Stock Plan or otherwise.

               "Target Warrants" means all of the warrants to purchase Target Capital Stock listed on Section 2.3 of the Disclosure Schedule.

               "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

               "Tax Laws" means the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

               "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

               "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

               "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

               "Total Merger Consideration" has the meaning ascribed to it in
Section 1.6.

               "Total Merger Consideration Value" means the total dollar value of the Total Merger Consideration determined by adding the Acquiror Common Stock Consideration Value to the Cash Consideration.

               "Total Outstanding Target Common Stock" means the sum of (i) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Target Common Stock underlying all Target Options outstanding immediately prior to the Effective Time.

               "Total Target Preferred Stock Value" means the sum of (a) the total of the Liquidation Values for all shares of Target Preferred Stock outstanding immediately prior to the Effective Time, plus (b) the total of the Participation Values for all shares of Target Preferred Stock outstanding immediately prior to the Effective Time.

               "Warranty Obligations" has the meaning ascribed to it in
Section 2.27.

        10.2   Construction.

                (a) Unless the context of this Agreement otherwise requires,
        (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision,
        (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Target, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to Acquiror, on the one hand, and Target, on the other.

                (b) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and executive officers of such Person and other individuals that have a similar position or have similar powers and duties as the executive officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with (A) the directors and executive officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors or (B) other employees of and the advisors to such Person, including legal counsel and outside auditors who have principal responsibility for the matter in question.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Acquiror, Merger Sub and Target, and with respect to Section 7.2 only, the Shareholder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

KRYPTON ISOLATION, INC.                SILICON LABORATORIES INC.



By: /s/ Gerard Yurgelites              By: /s/ Navdeep S. Sooch
   ----------------------------------     --------------------------------
     Name: Gerard Yurgelites                Name: Navdeep S. Sooch
          ---------------------------            -------------------------
     Title: President                       Title: CEO and Chairman
          ---------------------------            -------------------------


KARST CORPORATION                      SHAREHOLDER AGENT



By: /s/ Bradley J. Fluke               By: /s/ Charles W. Welch
   ----------------------------------     --------------------------------
     Name: Bradley J. Fluke                 Name: Charles W. Welch
          ---------------------------            -------------------------
     Title: President                       Title:
          ---------------------------            -------------------------